Exhibit 10.9

AMENDED AND RESTATED MASTER LEASE AGREEMENT (TRANCHE 2)
Dated as of December 8, 2016
among
MOBILE LEASING SOLUTIONS, LLC,
as Lessor
and
LESSEES FROM TIME TO TIME PARTY HERETO,
as Lessee
and
SPRINT SPECTRUM L.P.
as Servicer
and
Mizuho Bank, LTD.
as Collateral Agent

COUNTERPART NO. [____] OF 5 SERIALLY NUMBERED MANUALLY EXECUTED COUNTERPARTS. TO
THE EXTENT (IF ANY) THAT THIS DOCUMENT CONSTITUTES CHATTEL PAPER UNDER THE
UNIFORM COMMERCIAL CODE, NO SECURITY INTEREST IN THIS DOCUMENT MAY BE CREATED
THROUGH THE TRANSFER AND POSSESSION OF ANY COUNTERPART OTHER THAN COUNTERPART
NO. 1.

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS AND INTERPRETATION ...................................................................1

SECTION 1.1	Defined Terms .........................................................................................1

SECTION 1.2	Interpretation ...........................................................................................1
ARTICLE II DEVICE LEASES .......................................................................................................3

SECTION 2.1	Agreement to Lease .................................................................................3

SECTION 2.2	Deemed Delivery .....................................................................................4

SECTION 2.3	Ownership of the Devices .....................................................................................4

SECTION 2.4	Subleasing ..................................................................................................................4

SECTION 2.5	Software and Other Rights ......................................................................5

SECTION 2.6	Approved Devices ...................................................................................5

SECTION 2.7	Term ........................................................................................................6

SECTION 2.8	Rent and Other Payments .......................................................................6

SECTION 2.9	Termination of a Device Lease ...............................................................8

SECTION 2.10	Title Transfer .........................................................................................10

SECTION 2.11	Returned Devices ..................................................................................10

SECTION 2.12	Non-Return Remedies ...........................................................................11

SECTION 2.13	Like-Kind and Upgrade Exchanges ......................................................12

SECTION 2.14	Updates to Devices Subject to Device Leases ......................................13

SECTION 2.15	Quiet Enjoyment ...................................................................................14

SECTION 2.16	Purchase Option ....................................................................................14
ARTICLE III LEASE EVENTS OF DEFAULT .............................................................................15

SECTION 3.1	Lease Events of Default ........................................................................15

SECTION 3.2	Remedies ...............................................................................................16
ARTICLE IV INDEMNITIES ........................................................................................................17

SECTION 4.1	Indemnities ............................................................................................17
ARTICLE V CONDITIONS PRECEDENT ...................................................................................18
ARTICLE VI REPRESENTATIONS AND WARRANTIES ..........................................................19

SECTION 6.1	Organization and Good Standing ..........................................................20

SECTION 6.2	Due Qualification ..................................................................................20

SECTION 6.3	Power and Authority; Due Authorization ..............................................20

SECTION 6.4	Binding Obligations ..............................................................................20

SECTION 6.5	No Violation ..........................................................................................20

SECTION 6.6	No Proceedings .....................................................................................21

SECTION 6.7	Licenses and approvals .........................................................................21

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SECTION 6.8	Software licenses ..................................................................................21
ARTICLE VII COVENANTS ........................................................................................................21

SECTION 7.1	Affirmative Covenants .........................................................................21

SECTION 7.2	Negative Covenants .............................................................................24
ARTICLE VIII EXCLUSION OF LIABILITY; ACKNOWLEDGEMENT ................................24

SECTION 8.1	Exclusion of Liability ..........................................................................24

SECTION 8.2	Acknowledgments ...............................................................................25
ARTICLE IX COLLATERAL ......................................................................................................26

SECTION 9.1	Granting Clause ..................................................................................26

SECTION 9.2	Granting Clause to Collateral Agent ...................................................26

SECTION 9.3	UCC Financing Statements .................................................................26

SECTION 9.4	No Assumption of Liability .................................................................27

SECTION 9.5	Further Assurances ..............................................................................27

SECTION 9.6	Power of Attorney ...............................................................................................27

SECTION 9.7	Release of Devices ..............................................................................27
ARTICLE X ..................................................................................................................................27
TAXES ..........................................................................................................................................27

SECTION 10.1	Consistency of Treatment ...................................................................27

SECTION 10.2	Taxes ...................................................................................................28

SECTION 10.3	Payments .............................................................................................28

SECTION 10.4	Gross Up .............................................................................................28

SECTION 10.5	Non-Duplication .................................................................................28
ARTICLE XI MISCELLANEOUS ..............................................................................................28

SECTION 11.1	Amendments, etc. ...............................................................................28

SECTION 11.2	No Waiver ...........................................................................................29

SECTION 11.3	Notices ................................................................................................29

SECTION 11.4	Data File .............................................................................................29

SECTION 11.5	Binding Effect ....................................................................................29

SECTION 11.6	Third Party Rights ..............................................................................................29

SECTION 11.7	Execution in Counterparts; Integration ..............................................29

SECTION 11.8	Governing Law ..................................................................................30

SECTION 11.9	Waiver of Jury Trial ...........................................................................30

SECTION 11.10	Consent to Jurisdiction; Waiver of Immunities .................................30

SECTION 11.11	No Proceedings ..................................................................................30

SECTION 11.12	Severability ........................................................................................31

SECTION 11.13	Mobile Leasing Solutions as Series LLC ..........................................31

SECTION 11.14	Limited Recourse ..............................................................................31

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AMENDED AND RESTATED MASTER LEASE AGREEMENT (TRANCHE 2)
This AMENDED AND RESTATED MASTER LEASE AGREEMENT (TRANCHE 2), dated as of December 8, 2016 and effective as of the Amendment Closing Date, (this “Agreement”) is among MOBILE LEASING SOLUTIONS, LLC, a Delaware limited liability company, acting for itself and on behalf of Series 2 thereof (“Lessor”), THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS LESSEES (collectively, “Lessees” and, each, a “Lessee”), Sprint Spectrum L.P., a Delaware limited partnership (“Sprint Spectrum” or “Servicer”), and Mizuho Bank, Ltd., as collateral agent for the Finance Parties (“Collateral Agent”).
W I T N E S S E T H:
WHEREAS, Lessor, Lessees, Sprint Spectrum and Collateral Agent are parties to that certain Master Lease Agreement dated as of April 28, 2016 and effective as of the Lease Closing Date (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Master Lease”).
WHEREAS, the parties hereto are entering into this Agreement to amend and restate the Existing Master Lease Agreement in its entirety with this Agreement for the purpose of establishing the terms and conditions by which Lessor will lease Devices from time to time to the relevant Lessee;
WHEREAS, the Devices and the Customer Lease-End Rights and Obligations under the Related Customer Leases will be held in the name of Mobile Leasing Solutions on behalf of Series 2; and
WHEREAS, the leasing of the Devices shall be governed by the terms and conditions in this Agreement, as well as the terms and conditions set forth in the relevant Device Lease Schedule and any related documentation.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained in this Agreement, the parties hereto agree that the Existing Master Lease Agreement is amended and restated in its entirety as set forth in this Agreement and hereby further agree as follows:
ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1        Defined Terms. Capitalized terms used and not otherwise defined in this Agreement are used as defined in (or by reference in) Appendix A (Definitions).

SECTION 1.2        Interpretation. For purposes of this Agreement and the other Sprint Transaction Documents, unless the context otherwise requires:

(a)    accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP;

(b)    terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9;

(c)    the words “hereof”, “herein” and “hereunder” and words of similar import used in this Agreement or in any other Sprint Transaction Document refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document);

(d)    references to any clause, section, schedule or exhibit are references to clauses, sections, schedules and exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any section or definition refer to such paragraph, subsection, clause or other subdivision of such section or definition;

(e)    the term “including” means “including without limitation”;

(f)    references to any Law refer to that Law as amended from time to time and include any successor Law;

(g)    references to any agreement or other document refer to that agreement or other document as from time to time amended or supplemented, or as the terms of such agreement are waived or modified, in each case in accordance with the terms of such agreement or document;

(h)    references to any Party include that Party’s successors and permitted assigns;

(i)    headings in this Agreement or in any other Sprint Transaction Document are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision thereof;

(j)    unless otherwise specifically provided with respect to any computation of a period of time, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”;

(k)    a reference to assets includes present and future properties, undertakings, revenues, rights and benefits of every description;

(l)    a reference to an authorization includes an approval, authorization, consent, exemption, filing, license, notarization, registration and resolution;

(m)    a reference to a disposal of any asset, undertaking or business includes a sale, lease, license, transfer, loan or other disposal by a person of that asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions);

(n)    unless otherwise defined, capitalized terms defined in this Agreement in the singular form shall have a corresponding meaning when used in the plural form, and vice versa; and

(o)    “$”, “USD” and “dollars” denote the lawful currency of the United States of America.

ARTICLE II

DEVICE LEASES

SECTION 2.1        Agreement to Lease

(a)    Agreement to Lease. Upon satisfaction of all conditions precedent set out in Article V (Conditions Precedent) and the transfer of title to the Devices from Lessees to Lessor pursuant to the Second Step Transfer Agreement, Lessor hereby agrees to lease such Devices to Lessees and Lessees hereby agree to lease such Devices from Lessor, from time to time, on the terms and conditions set forth in this Agreement and the Device Lease Schedule with respect to the relevant Devices being leased (this Agreement together with a Device Lease Schedule, each a “Device Lease” and, collectively, the “Device Leases”). This Agreement is intended to be incorporated by reference into each Device Lease Schedule agreed to from time to time as particular Devices are leased by Lessor to the relevant Lessee. Each Device Lease is intended to be a separate instrument of lease. As to Devices leased pursuant to any such individual Device Lease, the terms of the applicable Device Lease Schedule shall control over the terms of this Agreement in the event of conflict. The rights, remedies, powers and privileges of Lessor and the relevant Lessee under each Device Lease shall be interpreted separately and apart from any other Device Lease.

(b)    Acceptance of each Device Lease. Entry into each Device Lease is subject to the relevant Lessee and Lessor agreeing to a Device Lease Schedule. The relevant Lessee agrees to initially provide or cause to be provided to Lessor the information required by each Device Lease Schedule, and to provide or cause to be provided any updated information required pursuant to Section 2.13(b)(iii), in each case, to the extent such information is available to such Lessee. Lessor agrees to evaluate the information provided by the relevant Lessee, work with the relevant Lessee to reconcile any discrepancies and provide or cause to be provided any additional information required for each Device Lease Schedule, in each case, as promptly as possible.

(c)    Intention of the Parties. It is the express intent of each of the parties hereto that each Device Lease constitute a true lease and not a sale of the Devices. As a protective measure in the event that, notwithstanding the foregoing, the lease of the Devices to Lessees is recharacterized by any third party as a sale, then solely in that event and for the expressly limited purposes thereof, each Lessee does hereby grant to Mobile Leasing Solutions for the benefit of Series 2 a security interest in all of such Lessee’s now or hereafter existing right, title and interest to, and under the Devices and agrees that this Agreement shall constitute a security agreement under applicable Law. Each Lessee hereby authorizes Lessor or its respective designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of such Lessee’s rights in the Devices now existing or hereafter arising in the name of such Lessee.

SECTION 2.2        Deemed Delivery

(a)    Upon the relevant Lessee and Lessor agreeing to a Device Lease on the Lease Closing Date, Lessor shall be deemed to have delivered the relevant Device under such Device Lease to the relevant Lessee and the relevant Lessee will be deemed to have accepted such Device. On each Upgrade Date or Like-Kind Exchange Transfer Date occurring during the Term of a Device Lease for a Device, Lessor shall be deemed to have delivered the relevant Upgraded Device or Like-Kind Exchange Device, as applicable, under such Device Lease to the relevant Lessee and the relevant Lessee will be deemed to have accepted such Upgraded Device or Like-Kind Exchange Device, as applicable.

(b)    Each Lessee accepts the leasing of the Devices by it and receives the Devices on an “as-is where-is” basis.

SECTION 2.3        Ownership of the Devices

(a)Ownership. At all times during the Term of each Device Lease, full legal title to the Device subject to such Device Lease will remain vested in Lessor to the exclusion of Lessees, notwithstanding the possession and use thereof by Lessees or any Customers. At all times during each Upgrade Holding Period, if any, full legal title to the relevant Exchanged Device will remain vested in Lessor to the exclusion of Lessees, notwithstanding the termination of the Exchanged Customer Lease with respect to such Exchanged Device. Lessees and Servicer each agree that at all times (x) during the Term of each Device Lease for each Device and (y) during each Upgrade Holding Period, if any, with respect to an Exchanged Device, it shall not (i) imply or represent that any Person other than Lessor owns the Devices, (ii) sell or dispose of or directly or indirectly attempt to sell or dispose of the Devices in any way other than to a Customer pursuant to a Customer Lease, (iii) part with possession of the Devices without the prior written consent of Lessor other than pursuant to Section 2.4 (Subleasing) or as otherwise contemplated herein, or (iv) place on the Devices any plates, stickers or marks that are inconsistent with the ownership of the Devices by Lessor. For the avoidance of doubt, and without limiting the obligations of Servicer under the Servicing Agreement, Lessees shall have no obligation with respect to a Customer’s use or stewardship of a Device.

(b)Liens. At all times during the Term of each Device Lease, Lessees and Servicer shall not directly or indirectly give or allow another Person to give any interest in or Lien over the Device subject to such Device Lease or over such Device Lease, other than Permitted Device Liens. At all times during the Upgrade Holding Period, if any, with respect to each Exchanged Device, Lessees and Servicer shall not directly or indirectly give or allow another Person to give any interest in or Lien over such Exchanged Device, other than Permitted Device Liens. Lessees shall promptly, at their own cost and expense, take such action as may be necessary to duly discharge or eliminate any such Liens (other than Permitted Device Liens) upon obtaining Knowledge thereof.

SECTION 2.4        Subleasing

(a)    Lessor acknowledges that the relevant Lessee is subleasing each Device subject to a Device Lease to a Customer. The relevant Lessee agrees to ensure that:

(i)    at such time that a Customer Lease is in effect, the Customer is legally and contractually bound by the terms of such Customer Lease with respect to a relevant Device;

(ii)    no Customer Lease prevents such Lessee from complying with its obligations under a Device Lease to which it is a party or any other Transaction Document to which it is a party;

(iii)    neither such Lessee, nor any Customer Lease, shall directly or indirectly give any impression or confirmation or otherwise provide that the relevant Customer shall be or may become the legal and beneficial owner of any Device at any time other than if the Customer exercises any option to purchase the Device under such Customer Lease as permitted thereby;

(iv)    such Lessee shall not represent or assert that any Customer has any contractual right to complete a Customer Upgrade or to have such Customer’s payment obligations under a Customer Lease waived in connection with a Customer Upgrade;

(v)    such Lessee has all material licenses and authorizations necessary in connection with such Lessee’s subleasing of the Devices to the Customers pursuant to the Customer Leases; and

(vi)    the Customer Leases will be administered in accordance with this Agreement and the Servicing Agreement.

SECTION 2.5        Software and Other Rights

The Devices may contain software in which none of the parties hereto have ownership or other proprietary rights. Where required by a software owner or manufacturer, the relevant Lessee will enter into a license or other agreement for the use of the software. Any such agreement will be separate and distinct from each Device Lease, and Lessor will have no rights or obligations thereunder unless otherwise agreed by it in writing. To the extent that Lessor is the owner or has rights in software related to the Devices and such rights are transferable by Lessor, Lessor hereby grants to Lessees such rights that Lessor has (if any) to use such software during the Term of the applicable Device Lease. No separate license fee is payable by Lessees to Lessor in relation to such software. Lessee acknowledges that Lessor has made no representation or warranty to Lessees as to Lessor’s title to or ability to grant rights to Lessees for any software available on any Device.
SECTION 2.6        Approved Devices

(a)    Lessor and Lessees acknowledge and agree that a full list of Approved Devices as at the date hereof is set out on Schedule 3 (Schedule of Approved Devices) to this Agreement (“Schedule of Approved Devices”).

(b)    Lessor and Lessees acknowledge and agree that on each launch date of a Next Generation Device, the Schedule of Approved Devices shall be deemed automatically amended to add such Next Generation Device. Lessor and Lessees may make such other amendments to the Schedule of Approved Devices as agreed by Lessor, Lessees and Collateral Agent, in each case, acting reasonably.

(c)    Following any amendment (or deemed amendment) of the Schedule of Approved Devices in accordance with Section 2.6(b) (Approved Devices), at the request of any Lessee, Lessor shall provide Lessees with a new Schedule of Approved Devices (in the form set out in Schedule 3 (Schedule of Approved Devices)). The Approved Devices following such amendment (or deemed amendment) shall be the Devices listed on such new Schedule of Approved Devices and such new Schedule of Approved Devices shall replace all previous schedules, provided, however, any amendment of the Schedule of Approved Devices shall not adversely affect any Device Leases which are in place prior to such amendment of the Schedule of Approved Devices.

SECTION 2.7        Term

(a)    The term (the “Term”) of each Device Lease shall commence on the relevant Device Lease Commencement Date and, subject to paragraph (b) below, end on the Device Lease Expiration Date, which shall be set for each Device Lease as a date no earlier than the date on which the aggregate Rental Payments to be made under such Device Lease through such date will be greater than or equal to the sum of (i) all scheduled Customer Receivables under such Device Lease during the Scheduled Customer Lease Term and (ii) the Device Residual Value of the Device subject to such Device Lease as of its Expected Sales Date.

(b)    Each Device leased under a Device Lease shall be leased for the Term of such Device Lease, subject to termination of the Device Lease with respect to a particular Device in accordance with Section 2.9 (Termination of a Device Lease).

SECTION 2.8        Rent and Other Payments

(a)    Rent. Lessees will pay or cause to be paid to Lessor or its Nominated Agent (by paying into the MLS Collection Account (Tranche 2), or any other bank account as notified by Lessor) on each Device Lease Payment Date, throughout the Term of each Device Lease, the Rental Payments for each Device subject to a Device Lease. Rental Payments for each Device subject to a Device Lease are payable for each calendar month (or the relevant portion thereof) on the Device Lease Payment Date until the Device Lease for such Device terminates. The Lessor will deliver an invoice to Lessees in the amount of the Rental Payments due for each month on the 5th Business Day of such month beginning May 6, 2016. Once paid, each Rental Payment is not refundable for any reason unless such Rental Payment has been paid in error or when not actually due and payable. Each transfer of Available Funds into the MLS Collection Account (Tranche 2) during the calendar month of the applicable Device Lease Payment Date (or, in the case of the first Device Lease Payment Date, during the period from the Lease Closing Date through such Device Lease Payment Date) (other than any transfer of Available Funds by Sprint or an Originator in respect of Rental Payments due on a preceding Device Lease

Payment Date pursuant to the Sprint Guarantee or otherwise) and any Carryover Amount with respect to such Device Lease Payment Date shall be applied as follows:

(i)    first, (A) all such Available Funds attributable to Customer Rentals in payment of amounts invoiced to the relevant Customer prior to, or during, the calendar month immediately preceding such Device Lease Payment Date (B) all such Available Funds attributable to down payments made by the relevant Customers during the relevant period and (C) any Carryover Amount with respect to such Device Lease Payment Date shall be applied in satisfaction of Lessees’ obligation to make a scheduled Rental Payment on such Device Lease Payment Date (the excess of the amounts described in clauses (A), (B) and (C) over the amount of the scheduled Rental Payment due on such Device Lease Payment Date, the “Excess Amount”);

(ii)    second, (A) all such Available Funds attributable to Customer Rentals in payment of amounts invoiced to the relevant Customer during the calendar month in which such Device Lease Payment Date occurs, or in payment of amounts that were scheduled to be invoiced during a future calendar month, shall be applied in satisfaction of Lessees’ obligations to make a scheduled Rental Payment on the Device Lease Payment Date in the calendar month following the calendar month during which such amounts are or would have been invoiced to the relevant Customer, and (B) the Excess Amount (other than any portion of the Excess Amount to be applied pursuant to clause (iii) below as determined by the Servicer and as set forth in the Servicer Report (as defined in the Servicing Agreement) relating to such Device Lease Payment Date) shall be applied in satisfaction of Lessees’ obligations to make a scheduled Rental Payment on each succeeding Device Lease Payment Date in an aggregate amount equal to the Excess Amount applied consecutively to each succeeding Device Lease Payment Date (the portion of such Available Funds and any Excess Amount to be applied (including pursuant to clause (iii) below) in respect of a subsequent Device Lease Payment Date, the “Carryover Amount” with respect to such subsequent Device Lease Payment Date); and

(iii)    third, (A) any portion of the Excess Amount attributable to Customer Receivables that were received after any Sprint Party made a payment in respect thereof pursuant to the Sprint Guarantee or otherwise that the Servicer elects to apply pursuant to this clause (iii), (B) any portion of the Excess Amount attributable to down payments made by Customers under Upgraded Customer Leases for which the monthly rent under such Upgraded Customer Leases equals or exceeds the monthly rent under the related Exchanged Customer Lease that the Servicer elects to apply pursuant to this clause (iii) and (C) all remaining Available Funds paid into the MLS Collection Account (Tranche 2) during the relevant period shall be applied in satisfaction of any other payment due and owing or elected to be paid under any Sprint Transaction Document by any Sprint Party that is payable to the MLS Collection Account (Tranche 2), including under Section 2.9.

Promptly following each Device Lease Payment Date, to the extent that there were insufficient Available Funds (after giving effect to application thereof in accordance with the immediately preceding sentence) available to be applied to satisfy the scheduled Rental Payment on such Device Lease Payment Date, the Lessor shall make a demand under the Sprint Guarantee in the amount of such shortfall.

(b)    [Reserved]

(c)Electronic Fund Transfers. Lessees shall take all necessary actions so that all payments under each Device Lease will be made by electronic funds transfer.

(d)Obligations Absolute. During the Term of each Device Lease, Lessees’ obligation to make the Rental Payments and other payments due under such Device Lease is absolute and unconditional and is not affected or reduced by:

(i)any Lessee or any Customer being unable to use the relevant Devices;

(ii)the failure by any Customer (x) to make any payment under a Customer Lease or otherwise or (y) to return a Device to the relevant Lessee or Lessor;

(iii)the relevant Devices being damaged, lost, stolen or not in the possession of any Lessee or any Customer, or not working at any time;

(iv)any set-off, counterclaim or other right any Lessee has or claims to have against Lessor or another Person;

(v)Lessor’s title to or ability to grant rights to use software being defective for any reason, or the unavailability of any required software to any Lessees or any Customer;

(vi)the failure of the Servicer, any Lessee or any other party to perform its obligations with respect to a Customer Upgrade, including the failure to obtain any rights under a replacement Customer Lease for an Upgraded Device; or

(vii)any waiver of payment under or termination of an Exchanged Customer Lease in breach of any Sprint Transaction Document.

Notwithstanding any other provision of this Agreement or any Device Lease to the contrary, no Lessee shall be impaired in the exercise of any right it may have to assert and sue upon any claim it may have against Lessor in a separate action.
SECTION 2.9        Termination of a Device Lease. The Device Lease with respect to a Device will be terminated upon the occurrence of any of the following:

(a)    Servicer Termination of the Customer Lease. Servicer may at its option, if requested by the relevant Lessee prior to the Device Lease Expiration Date, terminate a Customer Lease with respect to a Device on the below terms and, upon such termination of the relevant Customer Lease, the Device Lease with respect to such Device will be terminated:

(i)    Return Device Satisfying the Device Return Condition but Customer has not paid all Customer Receivables. If at any time during the Term of the Device Lease for such Device, the relevant Customer returns such Device satisfying the Device Return Condition but has not paid all amounts due and owing under the related Customer Lease, (A) such Device is delivered to Lessor (or its Nominated Agent) and (B) payment is made by the Servicer to Lessor of (1) all previously accrued and unpaid Rental Payments, if any, plus (2) the Rental Payments that would have accrued under the Device Lease during the remainder of the Scheduled Device Lease Term, if any.

(ii)    Return Device Not Satisfying the Device Return Condition. If the relevant Customer returns such Device not satisfying the Device Return Condition, (A) such Device is delivered to Lessor (or its Nominated Agent) and (B) payment is made by the Servicer to Lessor of the sum of (1) all previously accrued and unpaid Rental Payments, if any, plus (2) the Rental Payments that would have accrued under the Device Lease during the remainder of the Scheduled Device Lease Term, if any, plus (3) the Device Residual Value for such Device as of the Expected Sales Date.

(iii)    Non-Returned Device. If the Customer has not returned such Device (other than as a result of an exercise by the Customer of its purchase option or by making a payment in lieu of delivery of the Device), payment is made by the Servicer to Lessor of the sum of (1) all previously accrued and unpaid Rental Payments, if any, plus (2) the Rental Payments that would have accrued during the remainder of the Scheduled Device Lease Term, if any, plus (3) the Device Residual Value for such Device as of the Expected Sales Date.

(b)    Termination of the Customer Lease By Customer Performance. If the Customer Lease terminates in accordance with its terms under the following scenarios:

(i)    if the relevant Customer returns such Device satisfying the Device Return Condition prior to the last day of the Customer Lease Term of the related Customer Lease, (A) such Device is delivered to Lessor (or its Nominated Agent) and (B) payment is made to Lessor of the sum of (1) all previously accrued and unpaid Rental Payments, if any, plus (2) the Rental Payments that would have accrued during the remainder of the Scheduled Device Lease Term, if any;

(ii)    if the relevant Customer returns such Device satisfying the Device Return Condition on or at any time after the last day of the Customer Lease Term, (A) such Device is delivered to Lessor (or its Nominated Agent) and (B) payment is made to Lessor of all previously accrued and unpaid Rental Payments, if any;

(iii)    if prior to the last day of the Customer Lease Term the Customer has made a payment in lieu of delivery of such Device, payment is made to Lessor of the sum of (A) all previously accrued and unpaid Rental Payments, if any, plus (B) the Rental Payments that would have accrued during the remainder of the Scheduled Device Lease Term, if any, plus (C) the required purchase price payment under the Customer Lease;

(iv)    if on the last day of the Customer Lease Term of the related Customer Lease the Customer exercises a purchase option in relation to such Device under the Customer Lease, payment is made to Lessor of the purchase option price under the Customer Lease plus all previously accrued and unpaid Rental Payments, if any; or

(v)    if at any time after the last day of the Customer Lease Term of the related Customer Lease the Customer exercises a purchase option in relation to such Device under the Customer Lease, payment is made to Lessor of the purchase option price as of the purchase option exercise date plus all previously accrued and unpaid Rental Payments, if any.

(c)    Originator Repurchase Event. If the relevant Originator purchases a Rent Shortfall Returned Device in accordance with the Device Repurchase Agreement.

(d)    Upgrade Termination Option. If the relevant Lessee exercises the Upgrade Termination Option in respect of any Device and pays the applicable Upgrade Termination Option Payment in accordance with Section 2.13(b)(ii).

Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, no termination or deemed termination of a Customer Lease pursuant to this Agreement or any other Transaction Document shall impair the relevant Lessee from the exercise of any right it may have to assert and sue upon any claim it may have against a Customer. For the avoidance of doubt, after the termination of a Device Lease with respect to a Device in accordance with this Section 2.9, all Customer Lease-End Rights and Obligations under the relevant Customer Lease shall hereby pass from Lessor to the relevant Lessee on an as-is basis without any warranty whatsoever from Lessor and any amount received by any Sprint Party from the relevant Customer or any other Person on account of the related Customer Lease for such Device shall be the property of such Sprint Party and may be retained by such Sprint Party.
SECTION 2.10    Title Transfer.

(a)    Upon a Customer Lease termination under Section 2.9(a)(ii) or (iii) (Servicer Termination of the Customer Lease) or Section 2.9(d) (Upgrade Termination Option) solely to the extent the Servicer is required to and makes a payment under clause (iii) of the definition of “Upgrade Termination Option Payment”, Lessor shall transfer to the relevant Lessee title to the relevant Device (and all Customer Lease-End Rights and Obligations) free and clear of all Liens by and through Lessor and any obligation such Lessee or any other Sprint Party would otherwise have had to return such Device to Lessor shall be terminated.

(b)    Upon a Customer Lease termination under Section 2.9(b)(iii), (iv) or (v) (Termination of the Customer Lease by Customer Performance) Lessor shall transfer to the relevant Customer title to the relevant Device free and clear of all Liens (including any rights of the relevant Lessee therein which such Lessee agrees to automatically and concurrently release) by and through Lessor.

SECTION 2.11    Returned Devices

(a)    Returned Devices. Except as otherwise set forth in the Sprint Transaction Documents, Lessees covenant and agree to return or cause the return of each Device (including each Exchanged Device and each Device exchanged for a Like-Kind Exchange Device) to the Device Return Address of Lessor (or its Nominated Agent) within the Required Return Period to the extent it has received such Device from the relevant Customer. For the avoidance of doubt, Lessees’ obligation under this Section 2.11 (Returned Devices) is not in any way conditional upon returned Devices satisfying the Device Return Condition.

(b)    Procedure for Returned Devices. Upon the return of a Device by the relevant Customer during the Term, the relevant Lessee will or will cause Servicer to:

(i)    at Lessor’s expense (which includes all transport, insurance and related costs within its jurisdiction), ship such Device within the Required Return Period to the Device Return Address of Lessor (or its Nominated Agent);

(ii)    ensure that such Device is packed in a manner normally used for the transportation of similar Devices;

(iii)    use commercially reasonable efforts to procure that the Device contains no network block, barring or password protection and in particular, Lessee shall ensure that the Devices will be unlocked by Servicer for use on any wireless network;

(iv)    use commercially reasonable efforts to procure that the Customer disables the “Find My iPhone” feature at the time of the Customer’s return of such Device and, if the Customer does not disable the “Find My iPhone” feature, carry out the Non-Return Remedies in respect of that Customer (other than a Protected Customer) and such Device shall be treated as a Non-Returned Device for the purposes of this Transaction;

(v)    provide the PUK for each Device to Lessor; and

(vi)    pay, or reimburse the Lessor for, any shipping costs and expenses incurred pursuant to Section 2.11(b)(i) (Procedure for Returned Devices) above within 5 Business Days of shipping such Devices.

(c)    Lessee Failure to Return. If any Lessee (or its Nominated Agent) fails to return to Lessor (or its Nominated Agent), by the earlier of (x) the Final Settlement Date and (y) the later of the end of the applicable Required Return Period and the applicable Device Lease Expiration Date, any Device returned to any Sprint Party by a Customer that is required to be returned to Lessor (or its Nominated Agent), the relevant Lessee shall pay to Lessor the sum of (i) if such Device is not returned as a result of any Sprint Party’s willful misconduct or gross negligence, an amount equal to the Originator Device Fee (as defined in the Device Repurchase Agreement) and (ii) the higher of (A) the Device Residual Value for such Device as of the Expected Sales Date, or (B) the Secondary Market Value for such Device, or if such Device is an Upgraded Device, the Secondary Market Value for the Related Original Device, as of the Expected Sales Date on the basis that such Device is a Grade B Device, no later than the earlier of (1) the Final Settlement Date and (2) 5 Business Days after Lessee having Knowledge of such failure to return unless Servicer has already paid such amount. Upon payment of the amounts set forth in this Section 2.11(c) and all other amounts owed by any Sprint Party to Lessor with respect to the relevant Device, title free and clear of all Liens by and through Lessor to such Device (and all Customer Lease-End Rights and Obligations) shall hereby pass from Lessor to the relevant Lessee on an as-is basis without any warranty whatsoever from Lessor and no further Rental Payments shall be payable by the relevant Lessee in respect of such Device and the Device Lease for such Device shall terminate and any obligation such Lessee or any other Sprint Party would otherwise have had to return such Device to Lessor shall be terminated.

SECTION 2.12    Non-Return Remedies

If a Customer (other than a Protected Customer) is in breach of a payment or a delivery obligation under its Customer Lease which has not been remedied by the Customer, Servicer, any Lessee or any other Person (other than the Guarantor) by the Non-Return Remedies Commencement Date:
(a)    Servicer shall use commercially reasonable efforts to collect, without incurring any obligation to the extent that (notwithstanding its commercially reasonable efforts) it does not collect, the Customer’s payment under the Customer Lease (and all further payments made by the Customer thereunder, including the Customer’s payment for or in respect of the Device) and shall remit any such Customer payments it does collect (i) to the extent such amount has not been previously remitted to Lessor as a regularly scheduled Rental Payment or another payment due and owing to Lessor under this Agreement, to Lessor and (ii) otherwise to the relevant Lessee; and

(b)    neither Servicer nor any other Sprint Party will provide any new or incremental device, accessory, network service (or other asset or service) which it is not already providing (or already obligated to provide, or will be obligated to provide with the passage of time and/or a payment or performance by Customer which Servicer or other Sprint Party is obligated to accept) as of the date of such breach under contract (including pursuant to applicable terms and conditions) to such Customer (by sale, lease or otherwise) until such breach is remedied (the “Non-Return Remedies”), provided that paragraphs (a) and (b) above shall not apply if Servicer terminates the Customer Lease in accordance with Section 2.7 (Right to Terminate Customer Leases) of the Servicing Agreement.
SECTION 2.13    Like-Kind and Upgrade Exchanges.

(a)    Like-Kind Exchanges. If at any time during the Term of a Device Lease, the Servicer performs a Like-Kind Exchange, the Like-Kind Exchange Device shall be automatically substituted for the original Device and such Like-Kind Exchange Device shall be subject to the relevant Device Lease to the same extent and on the same terms as the original Device, including the Rental Payments, which shall be the same as the Rental Payments that would otherwise have been due with respect to the original Device. Lessor agrees that, upon consummation of the Like-Kind Exchange, title to the original Device free and clear of all Liens by and through Lessor shall pass automatically from Lessor to Lessee on an as-is basis without any warranty whatsoever from Lessor.

(b)    Upgrade Exchanges.

(i)    Subject to Section 2.13(b)(ii), if at any time during the Term of a Device Lease a Customer Upgrade occurs and title to the Upgraded Device is sold or transferred to Lessor under Section 2.1 of the Second Step Transfer Agreement, (x) on and from the Upgrade Date, the Upgraded Device shall be automatically substituted for the related Exchanged Device and such Upgraded Device shall be subject to the relevant Device Lease to the same extent and on the same terms as the related Exchanged Device, including (1) the Rental Payments for the Upgraded Device, which shall be equal to the Rental Payments that would otherwise have been due with respect to the related Exchanged Device, (2) the Device Lease Expiration Date of the Device Lease for the Upgraded Device, which shall be the same as the Device Lease Expiration Date of the Device Lease for the Exchanged Device and (3) the Device Residual Value, the Expected Sales Date and the Scheduled Customer Lease Term for the Upgraded Device, which, in each case, shall be the same as the Device Residual Value, Expected Sales Date and Scheduled Customer Lease Term, respectively, for the Exchanged Device; provided, however, the Customer Lease Term for the Upgraded Device shall be the Customer Lease Term for the Upgraded Customer Lease and not the Exchanged Customer Lease and (y) Servicer shall pay by the Business Day prior to the first Scheduled Monthly Reporting Date occurring at least one full calendar month following the related Upgrade Exchange (the “Upgrade Dilution Payment Date”), the Upgrade Dilution, if any, in accordance with Section 2.14 of the Servicing Agreement. In the event that Servicer does not pay the Upgrade Dilution by the Upgrade Dilution Payment Date in accordance with Section 2.14(d) of the Servicing Agreement, Lessor shall sell the Exchanged Device in accordance with Section 2.10 of the Second Step Transfer Agreement and apply the proceeds of such sale in accordance with Section 2.10 of the Second Step Transfer Agreement. Lessor agrees that, following any Upgrade Exchange (1) for which the relevant Lessee does not elect the Upgrade Termination Option with respect to the Upgraded Device within the Upgrade Termination Option Period or, during the Upgrade Termination Option Period, has irrevocably notified the Buyer that it waives its right to elect the Upgrade Termination Option with respect to such Upgraded Device and (2) for which the Upgrade Dilution, if any, is paid pursuant to this Section 2.13(b)(i), (x) title to the Exchanged Device free and clear of all Liens by and through Lessor shall pass automatically from Lessor to the relevant Lessee on an as-is basis without any warranty whatsoever from Lessor in accordance with Section 2.9 of the Second Step Transfer Agreement and (y) if such Exchanged Device was initially an Upgraded Device and the Servicer deposited amounts into the Upgrade Reserve Account (Tranche 2) in accordance with Section 2.14(d) of the Servicing Agreement in respect of such Exchanged Device, such amounts shall be paid to the Lessee Representative in accordance with Section 2.9(c)(iv) of the MLS Intercreditor Agreement.

(ii)    By the Business Day prior to the first Scheduled Monthly Reporting Date occurring at least one full calendar month after the occurrence of the relevant Upgrade Exchange (the “Upgrade Termination Option Period”), the applicable Lessee has the option (the “Upgrade Termination Option”) to terminate the relevant Device Lease by (A) notifying Lessor in writing that it is exercising the Upgrade Termination Option with respect to such Exchanged Device, provided, such notice may be in the form of a list of Customer Leases, specifying, as applicable, the relevant customer lease number or IMEI number, that will be early terminated by the relevant Lessee under Section 2.9, this Section 2.13(b)(ii) or otherwise during the relevant period, (B) if the relevant Customer has returned such Device, returning such Exchanged Device to Lessor in accordance with the terms hereof and (C) Servicer paying Lessor the Upgrade Termination Option Payment. Upon effective exercise by Lessee of the Upgrade Termination Option in accordance with the immediately preceding sentence, the Device Lease with respect to the Exchanged Device shall terminate effective as of the Upgrade Date and the Upgrade

Exchange with respect to the Upgraded Device shall be deemed not to have occurred and from and after the Upgrade Date no amounts shall be payable by any Sprint Party in connection with the Upgraded Device, the Exchanged Device, the Device Lease with respect to the Exchanged Device or the Upgrade Exchange, including any Rental Payments or any Upgrade Dilution (without prejudice to any indemnity or other obligations that survive termination of any Device Lease).

(iii)    In connection with an Upgrade Exchange, the relevant Lessee shall provide Lessor with the following information:

(A)    a description of the Upgraded Device;

(B)    the Customer Lease Term for such Upgraded Device; and

(C)    the Customer Receivables due under the relevant Upgraded Customer Lease.

SECTION 2.14    Updates to Devices Subject to Device Leases and Data File. The Devices subject to the relevant Device Lease shall be deemed to be automatically amended without further action upon a Like-Kind-Exchange, an Upgrade Exchange or the termination of any Device Lease with respect to any Device.  Upon an Upgrade Exchange, (i) the relevant Device Lease Schedule shall be deemed to be automatically amended to reflect the terms of the Upgraded Device and Upgraded Customer Lease in accordance with Section 2.13(b)(i) and (ii) Lessor and Lessee shall cooperate to update the Data File to reflect the terms of the Upgraded Device and Upgraded Customer Lease. Upon the request of any Lessee or Lessor, Servicer shall provide a status report reflecting the Devices then leased pursuant to any Device Lease. Upon the request of Collateral Agent, Servicer or any Lessee, Lessor shall provide updated Device Lease Schedules and an updated Data File.

SECTION 2.15    Quiet Enjoyment.

Lessor covenants that during the Term of a Device Lease, so long as no Lease Event of Default shall have occurred and be continuing, neither Lessor nor any Person claiming any interest in the Devices by, through or under Lessor shall disturb Lessees’ quiet enjoyment of the Devices and the Customer Leases under such Device Lease. Collateral Agent covenants that during the Term of a Device Lease, so long as no Lease Event of Default shall have occurred and be continuing, Collateral Agent shall not disturb Lessees’ quiet enjoyment of the Devices and the Customer Leases under such Device Lease
SECTION 2.16    Purchase Option.

Upon the expiration of the Device Lease with respect to any Device on its Device Lease Expiration Date and payment of all amounts owing by the applicable Lessee under such Device Lease, such Lessee shall have the option to purchase (the “Purchase Option”) such Device from Lessor for a purchase price of $0.01 per Device (the “Purchase Option Price”). The Purchase Option with respect to a Device shall be deemed to be exercised by the applicable Lessee unless such Lessee notifies Lessor that it does not wish to exercise such Purchase Option on or before the 10th Business Day following the expiration of the applicable Device Lease. Upon the exercise (or deemed exercise) by any Lessee of the Purchase Option with respect to any Device, (i) title to the relevant Device (and all Customer Lease-End Rights and Obligations) shall pass from Lessor to such Lessee on an as-is basis without any warranty whatsoever from Lessor and (ii) any obligation such Lessee or any other Sprint Party would otherwise have had to return such Device to Lessor shall be terminated; provided, however, notwithstanding the transfer of title of any Device to the relevant Lessee under this Section 2.16 (Purchase Option), such Device and the related Customer Lease shall remain Lessee Collateral until such time as released in accordance with Section 9.7 (Release of Devices). The relevant Lessee shall pay or cause Servicer to pay the Purchase Option Price for each Purchase Option Device by the Business Day prior to the first Scheduled Monthly Reporting Date occurring at least one full calendar month following the expiration or termination of the Device Lease with respect to such Purchase Option Device
If Lessee purchases a Purchase Option Device with respect to which the Servicer has deposited amounts into the Upgrade Reserve Account (Tranche 2) in accordance with Section 2.14(d) of the Servicing Agreement, such amounts shall be released to the Lessee Representative in accordance with Section 2.9(c) of the MLS Intercreditor Agreement.
ARTICLE III

LEASE EVENTS OF DEFAULT

SECTION 3.1        Lease Events of Default

A Lease Event of Default occurs if:
(a)    (i) any Lessee (or the Servicer on its behalf) fails to pay to the MLS Collection Account (Tranche 2) all Customer Receivables received and permitted to be paid to the MLS Collection Account (Tranche 2) by such Lessee in satisfaction of any Rental Payment obligation on the due date thereof or (ii) any Lessee (or the Guarantor on its behalf) fails to make any Rental Payment on or before the Business Day prior to the Scheduled Monthly Reporting Date immediately following the due date thereof;

(b)    any Lessee (or the Guarantor on its behalf) fails to pay any other amount (other than as set forth in Section 3.1(a) (Lease Events of Default)) due and payable under this Agreement or a Device Lease unless such breach is remedied within 10 Business Days following the date of receipt of a written notice from Lessor specifying the breach;

(c)    any Lessee breaches Section 2.3(b) (Liens), Section 2.12 (Non-Return Remedies), Section 2.13(b) (Upgrade Exchanges), Section 4.1(a) (Indemnities), Section 6.7 (Licenses and approvals), Section 7.1(i) (Notification of Default), Section 7.2(b) (No Modification of Customer Leases), or Section 7.2(c) (Change in Credit and Collection Policy, Upgrade Policy or Business) of this Agreement, and such breach is not remedied within 10 Business Days of the date of receipt of written notice from Lessor specifying the breach;

(d)    any Lessee breaches any other representation, warranty, covenant or other provision of this Agreement or any other Transaction Document in any material respect (other than as specified in paragraphs (a), (b) and (c) above), and such breach is not remedied within 10 Business Days of the date of receipt of written notice from Lessor specifying the breach;

(e)    any Originator breaches any provision of any Transaction Document to which it is a party in any material respect and such breach is not remedied within 10 Business Days of the date of receipt of written notice from Lessor specifying the breach;

(f)    [reserved];

(g)    a Servicer Replacement Event occurs;

(h)    Sprint’s license to provide wireless telephony services is terminated and not replaced;

(i)    the occurrence of an Insolvency Event with respect to a Sprint Party;

(j)    the Guarantor fails to pay any amount due and payable under the Sprint Guarantee, or the Sprint Guarantee is terminated or ceases to be in full force and effect for any reason (other than termination in accordance with its terms) before the Final Settlement Date, unless such breach is remedied within 5 Business Days of the date of receipt of a written notice from Lessor specifying the breach;

(k)    a Change of Control has occurred; or

(l)    the Performance Support Provider fails to perform any of its obligations under the Performance Support Agreement, or the Performance Support Agreement is terminated or ceases to be in full force and effect for any reason before the Final Settlement Date, unless such breach is remedied within 5 Business Days of the date of receipt of a written notice from Lessor specifying the breach.

SECTION 3.2        Remedies

(a)    Upon the occurrence and continuance of a Lease Event of Default, Lessor may terminate this Agreement and/or any one or more (including all) of the Device Leases (or any portion thereof) by providing written notice of termination to the relevant Lessees. Lessor shall be deemed to have given each Lessee a notice terminating all relevant Device Leases immediately upon the occurrence of an Insolvency Event with respect to any Lessee or the Guarantor. For the avoidance of doubt, the occurrence of a Lease Event of Default under a Device Lease will trigger a Lease Event of Default under all Device Leases entered into under this Agreement (regardless of the identity of the Lessee under a particular Device Lease and whether a Lease Event of Default has occurred under a particular Device Lease) unless otherwise waived by Lessor.

(b)    If this Agreement or any Device Lease hereunder (or any portion thereof) has been terminated pursuant to paragraph (a) above:

(i)    in relation to the occurrence of the Lease Event of Default under Section 3.1(d) (Lease Events of Default) above then Lessees shall pay only the Present Value

Device Lease Amount for the relevant Devices within 5 Business Days of receipt of an invoice from Lessor. Upon payment of the Present Value Device Lease Amount, title free and clear of all Liens arising by and through Lessor to the relevant Devices (and all Customer Lease-End Rights and Obligations) shall hereby pass from Lessor to the relevant Lessee on an as-is basis without any warranty whatsoever from Lessor and no further Rental Payments shall be payable by the relevant Lessee in respect of such Devices and the Device Leases for such Devices shall terminate;

(ii)    subject to Section 3.2(c) (Remedies), in relation to the occurrence of any Lease Events of Defaults (other than the Lease Event of Default under Section 3.1(d) (Lease Events of Default)) prior to the end of the Term, then Lessees must pay the Device Lease Early Termination Amount for the relevant Devices to Lessor within 5 Business Days of receipt of an invoice from Lessor. Upon payment of the Device Lease Early Termination Amount, title free and clear of all Liens by and through Lessor to the relevant Devices (and all Customer Lease-End Rights and Obligations) shall hereby pass from Lessor to the relevant Lessee on an as-is basis without any warranty whatsoever from Lessor and no further Rental Payments shall be payable by the relevant Lessee in respect of such Devices and the Device Leases for such Devices shall terminate.

(c)    Notwithstanding anything herein to the contrary, upon the occurrence and continuance of any Lease Event of Default which does not satisfy the below criteria, the sole remedy shall be that Lessees pay the Present Value Device Lease Amount for the relevant Devices within 5 Business Days of receipt of an invoice from Lessor:

(i)    the default covenant provision is customary in financing arrangements;

(ii)    the occurrence of the Lease Event of Default is objectively determinable (for example, subjective acceleration clauses would not satisfy this condition);

(iii)    predefined criteria, related solely to any Sprint Party and their operations, have been established for the determination of the Lease Event of Default; and

(iv)    it is reasonable to assume, based on the facts and circumstances that exist at Device Lease inception, that the Lease Event of Default will not occur. In applying this condition, it is expected that any Person making such determination would consider recent trends in Lessees’ operations.

Upon payment of the Present Value Device Lease Amount in accordance with this Section 3.2(c) (Remedies), title free and clear of all Liens by and through Lessor to the relevant Devices (and all Customer Lease-End Rights and Obligations) shall hereby pass from Lessor to the relevant Lessee on an as-is basis without any warranty whatsoever from Lessor and no further Rental Payments shall be payable by the relevant Lessee in respect of such Devices and the Device Leases for such Devices shall terminate.

ARTICLE IV

INDEMNITIES

SECTION 4.1        Indemnities

(a)    Lessees hereby indemnify Lessor and the Series 2 Members (each a “Lessee Indemnitee”) and hold any Lessee Indemnitee harmless from, any and all losses, claims, damages, liabilities, charges, Lessee Covered Taxes, penalties, levies and related expenses (including the reasonable and documented fees and expenses of counsel for Lessor), including, on account of funds borrowed, contracted for or used to fund any amount payable by a Lessee Indemnitee in connection with the purchase or the lease of any Devices subject to a Device Lease or proceedings related thereto (the “Liabilities”) incurred by any Lessee Indemnitee, without duplication of any other amount paid, as a result of:

(i)    a Device Lease (or any part of it) being void, voidable or unenforceable for any reason;

(ii)    the Devices being lost, stolen, damaged, or destroyed by, or confiscated from, in each case, any Lessee;

(iii)    the sublease of any Devices to a Customer;

(iv)    any information provided by or on behalf of a Sprint Party or any Affiliate for inclusion in a Device Lease Schedule being incorrect;

(v)    a Device Lease terminating in relation to some or all of the Devices before the end of the Term of that Device Lease, except as otherwise expressly contemplated under this Agreement;

(vi)    any failure by a Lessee to comply with its obligations in the Transaction Documents to which it is a party; or

(vii)    any Lease Event of Default other than (x) a Lease Event of Default under Section 3.1(d) (Lease Events of Default) or (y) a Lease Event of Default that does not satisfy the criteria in Section 3.2(c) (Lease Events of Default);

provided, however, Lessees’ indemnity will not extend to (x) any Liability to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, fraud or willful misconduct of any Lessee Indemnitee, or (y) any Liability arising as a result of a Device being a Non-Returned Device; provided that for purposes of clause (x) above, no Lessee Indemnitee shall have a duty to (1) undertake an independent investigation into facts not disclosed to Lessor because of gaps in Servicer’s information tracking and (2) know and comply with consumer leasing regulations (or industry custom) in connection with the Devices and Customer Leases.
(b)    Indemnity Continuing. Lessees’ indemnity is a continuing obligation, separate and independent from Lessees’ other obligations. Lessees’ indemnity continues after a Device

Lease ends or is terminated and it is not necessary for Lessor to incur an expense or cost or make a payment before it enforces a right of indemnity.

(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the parties hereto shall not assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential (including lost profits) or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, or the transactions contemplated hereby or thereby (save for claims in connection with breaches of confidentiality).

ARTICLE V

CONDITIONS PRECEDENT

The purchase from, and lease to Lessees of, the Lease Closing Date Devices on the Lease Closing Date, shall be subject to the satisfaction of, or the waiver in writing by (i) Lessor of, each of the conditions precedent set forth below and (ii) Lessees of, the conditions in clauses (i) and (k) below:
(a)    Lessee has provided the Agreed Schedule Information with respect to all Lease Closing Date Devices subject to the Device Leases;

(b)    the Device Lease Schedules contain with respect to each Lease Closing Date Device to be leased, the information set out in Schedule 1 (Device Lease Schedule);

(c)    all Lease Closing Date Devices that are to be subject to such Device Lease are Approved Devices;

(d)    at the time of its contribution under the First Step Transfer Agreement, each Originator is the owner of unencumbered legal and beneficial title to each Lease Closing Date Device that is to be subject to such Device Lease (other than the rights of Customers under the Customer Leases);

(e)    as of the Cutoff Date, the Lease Closing Date Devices were Eligible Devices and the Customer Leases were Eligible Leases;

(f)    the representations and warranties of each Sprint Party set forth in Article VI or in any other Transaction Document are true and correct in all material respects on and as of the Lease Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall have been true and correct as of such earlier date;

(g)    no Lease Event of Default has occurred and is continuing;

(h)    all documents (including Customer Leases) required to be in effect with respect to the relevant Devices are duly executed by each party other than Lessor;

(i)    all Transaction Documents have been executed and delivered to Lessor and Lessees;

(j)    receipt of evidence that all Agreed Start-Up Costs have been paid or will be paid simultaneously with the consummation of the Transaction;

(k)    receipt by Lessor and Lessees of the Data File which contains all information for each Device Lease Schedule to which each Lessee and Lessor agree; and

(l)    Lessees shall have obtained any approvals, legal opinions, filings or other documents reasonably requested by Lessor.

Lessees acknowledge and agree that this Agreement is not a committed facility and that Lessor is not obligated to purchase any Devices, lease any Devices to Lessee or enter into any Device Lease.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Lessee represents and warrants to Lessor that, as of the Lease Closing Date and as of the Amendment Closing Date (with reference to the circumstances existing on each such date):
SECTION 6.1        Organization and Good Standing

It has been duly organized or incorporated in, and is validly existing as a corporation, exempted company, partnership or limited liability company, as applicable, in good standing under, the Laws of its jurisdiction of organization or incorporation, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and will be conducted, except to the extent that such failure could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 6.2        Due Qualification

It is duly qualified to do business as a foreign organization in good standing, if applicable, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which its ownership or lease of property or the conduct of its business (including its obligations under this Agreement) requires such qualifications, licenses or approvals, except where the failure to be in good standing or to hold any such qualifications, licenses and approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 6.3        Power and Authority; Due Authorization

It (i) has all necessary power and authority to (A) execute and deliver this Agreement and (B) carry out the terms of and perform its obligations under this Agreement, and (ii) has duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, the execution, delivery and performance of this Agreement.
SECTION 6.4        Binding Obligations

This Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 6.5        No Violation

The due execution, delivery and performance by it of this Agreement shall not (i) violate or result in a default under, (A) its articles or certificate of incorporation, memorandum and articles of association, by-laws, certificate of formation, limited liability company agreement, partnership agreement or other organizational documents, as applicable, or (B) in the context of the transactions contemplated by this Agreement and the other Transaction Documents, any material indenture, agreement or instrument binding on it, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or instrument, except for any Lien that could not reasonably be expected to have a Material Adverse Effect or that arises under the Transaction Documents, or (iii) violate in any material respect any Law applicable to it or any of its properties.
SECTION 6.6        No Proceedings

There are no actions, suits or proceedings by or before any arbitrator or governmental authority pending against or, to its Knowledge, threatened against or affecting it (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) seeking to prevent the consummation of the purposes of this Agreement or the transactions contemplated hereby or (iii) that involve this Agreement.
SECTION 6.7        Licenses and approvals

No license, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for its due execution, delivery and performance of this Agreement or the transactions contemplated hereby, in each case, that has not been made or obtained other than registrations and notifications that are permitted to be obtained after the Lease Closing Date, which Servicer shall obtain or cause to be obtained within the statutorily prescribed timeframe.
SECTION 6.8        Software licenses

The execution and performance of the First Step Transfer Agreement and the Second Step Transfer Agreement do not infringe any licenses or other agreements for the use of the software connected to the Devices.

ARTICLE VII

COVENANTS

At all times from the Lease Closing Date to the Final Settlement Date, unless Lessor shall otherwise consent in writing:
SECTION 7.1        Affirmative Covenants

(a)    Reporting Requirements. Each Lessee will furnish to Lessor promptly following a request therefor, any documentation Lessor reasonably requests relating to such Lessee, the transactions contemplated hereby or the Lessee Collateral in order to comply with its obligations under the Transaction Documents, protect Lessor’s interest as contemplated by this Agreement or any other Transaction Document or to comply with applicable Law; provided, Lessees shall not be required to furnish any information to the extent that any Lessee has determined in good faith it is prohibited from furnishing such other information by any Law or a Contractual Obligation or because such information is Relevant Personal Data subject to Section 7.1(h) (Personal Data) (it being understood and agreed that this Section 7.1(a) (Reporting Requirements) shall not be applied to augment the periodic reporting obligations of Sprint under Section 4(e) of the Performance Support Agreement).

(b)    Change in Accountants. Promptly after the occurrence thereof, each Lessee shall provide the Lessor notice of any change in the accountants of such Lessee.

(c)    Preservation of Existence. Except as expressly permitted by Sections 5.2(h) or 5.2(i) of the Second Step Transfer Agreement, each Lessee shall (i) do all things necessary to remain duly organized, validly existing and qualified in good standing in its jurisdiction of organization, except where the failure to qualify or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)    Compliance with Laws, Etc. Each Lessee shall comply with all applicable Laws, regulations and standards of all jurisdictions applicable to each party’s performance under this Agreement (including, without limitation, consumer protection requirements, the U.S. Foreign Corrupt Practices Act and international anti-money laundering laws applicable to it) except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Lessee shall also comply with all applicable international export laws and sanctions regulations applicable to it with respect to the export of the Devices except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)Keeping of Records and Books of Account. Lessees shall (and shall cause Servicer to) maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Customer Receivables and any related contract in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, Records and other information reasonably necessary or advisable for the collection and administration of all Customer Receivables (including records adequate to permit the daily identification of each new Customer Receivable and all Collections of and adjustments to each existing Customer Receivable). Lessees shall give Lessor prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

(f)Furnishing of Information. Subject to any limitation in Section 7.1(h) (Personal Data), Lessees shall furnish or cause to be furnished to Lessor from time to time such information with respect to the Customer Receivables and other Lessee Collateral as Lessor may reasonably request (it being understood and agreed that this Section 7.1(f) (Furnishing of Information) shall not be applied to augment or duplicate the reporting obligations of Servicer under the Servicing Agreement).

(g)Inspection of Records. Upon reasonable advance notice by Lessor to Lessees, Lessees shall, at any time and from time to time during regular business hours, as requested by Lessor permit Lessor, or its agents or representatives, at the expense of Lessees (provided that unless a Lease Event of Default shall have occurred and be continuing, Lessees shall not be responsible for the expense of any such inspections other than one inspection per year by Lessor) (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) reasonably related to Lessee Collateral, including any related Customer Leases, and (ii) to visit the offices and properties of Lessees for the purpose of examining such materials described in clause (i), and to discuss matters reasonably related to the Customer Leases and Device Leases or Lessees’ performance hereunder, and under the other Transaction Documents to which any Lessee is a party, with any of the officers, directors, relevant employees or independent public accountants of the relevant Lessee having Knowledge of such matters. Subject to Section 20 (Confidential Information) of the MLS Intercreditor Agreement, Lessor and such agents and representatives shall be bound to treat any information received pursuant to this paragraph (g) as confidential.

(h)Personal Data. Notwithstanding anything in any Transaction Document to the contrary, each Lessee shall ensure that no Relevant Personal Data is transmitted or delivered to, or otherwise received by, Lessor if such transmission, delivery or receipt would result in the violation by such Person of any Applicable Data Protection Laws or any Contractual Obligation; provided that, upon the request of Lessor at any time after a Lease Event of Default has occurred and is continuing, the relevant Lessee shall, in each case, at its own expense, co-operate, assist and otherwise take all necessary actions as may be required to ensure that all Relevant Personal Data is transferred to Lessor (or such other Person as Lessor may direct) in accordance with all applicable Law and any Contractual Obligations, including entering into any further deeds or documents which may be required to comply with any such legislation or regulations relating to data protection.

(i)Notification of Default. Lessees shall furnish to Lessor and Collateral Agent as soon as possible and in any event within two (2) Business Days after any Lessee obtains Knowledge of (A) the occurrence of any Lease Event of Default or Lease Default, a statement by an appropriate officer of the relevant Lessee setting forth details of such Lease Event of Default or Lease Default and the action which it proposes to take with respect thereto, which information shall be updated promptly from time to time; (B) any litigation, investigation, proceeding or fact or circumstance that may exist at any time between it and any Person that could reasonably be expected to result in a Material Adverse Effect or any litigation or proceeding to which it is a party relating to any Transaction Document, notice of such litigation, investigation, proceeding, fact or circumstance; and (C) the existence of a Material Adverse Effect, notice of such Material Adverse Effect.

(j)Audit. In relation to the administration of Devices and the Device Leases, each Lessee shall upon reasonable advance notice provide access to its databases to Deloitte or another independent accounting firm selected by Lessor not more than twice per calendar year, on a confidential basis, at the expense of Lessor, to confirm compliance in all material respects of certain procedures with respect to certain documents and records relating to the administration of Device, Customer and Customer Lease information, including without limitation the following:

(i)access to database to confirm, among others, the identity, ownership, pricing and status of the Devices,

(ii)access to database to confirm, among others, the name and contact details of the Customers, control compliance with underwriting standards, and compliance with relevant policies and laws, and

(iii)access to database to confirm the existence and details of the Customer Leases.

SECTION 7.2        Negative Covenants

At all times from the Lease Closing Date to the Final Settlement Date, unless Lessor (and, with respect to Section 7.2(c)(ii), the Collateral Agent) shall otherwise consent in writing:
(a)    No Modification of a Device. Lessees will not modify, alter or change the Devices in any Lessee’s possession, and will not permit the Devices in any Lessee’s possession to be modified, altered or changed; provided, however, none of the Lessees shall be responsible for any modifications, alterations or changes made by Customers or for any repairs made by a third-party maintenance provider on behalf of any Customer; provided, further, this Section 7.2(a) shall not restrict Like-Kind Exchanges or Customer Upgrades.

(b)    No Modification of Customer Leases. Lessees shall not amend, waive or otherwise modify any term or condition of any Customer Lease, other than for the avoidance of doubt, any amendments, waivers and modifications made by Servicer in accordance with the Servicing Agreement or this Agreement and any amendments, waivers or modifications made by Lessees in accordance with Section 5.2(j) of the Second Step Transfer Agreement.

(c)    Change in Credit and Collection Policy, Upgrade Policy or Business. Lessees shall not (i) make or consent to any change or amendment to the Credit and Collection Policy, other than for the avoidance of doubt, any changes or amendments made by Servicer in accordance with the Servicing Agreement, (ii) amend or otherwise modify (or permit to be amended or otherwise modified) the Assigned Lease Upgrade Policy Provision for any Device subject to a Customer Lease during the Term of a Device Lease for such Device, including any modification to any portion of the Upgrade Policy that has the effect of modifying the Assigned Lease Upgrade Policy Provision (provided that Lessor’s and Collateral Agent’s consent to any such waiver or modification shall not be unreasonably withheld or delayed) or (iii) make any change in the character of their business.

(d)    Dilution. No Lessee shall take any action or omit to take any action that is within the relevant Lessee’s control that would cause a Dilution (if taken by Servicer, any Sub-Servicer or any of their agents or representatives); provided that this Section 7.2(d) (Dilution) shall not limit Servicer’s ability to take actions and pay Dilutions under Section 2.9 (Termination of a Device Lease) or Section 2.13(b) (Upgrade Exchanges) or under the Servicing Agreement.

ARTICLE VIII
EXCLUSION OF LIABILITY; ACKNOWLEDGEMENT

SECTION 8.1        Exclusion of Liability

(a)    To the full extent permitted by any applicable Law, each party excludes all express or implied terms, conditions and warranties other than those set out herein and in each Device Lease.

(b)    Except as expressly provided for under the Transaction Documents, Lessor shall have no liability for:

(i)    replacing the relevant Devices with the same or similar Devices, or paying the cost of replacing the relevant Devices, such obligation to remain at all times with the relevant Lessee under the relevant Customer Lease; or

(ii)    repairing the relevant Devices or paying for their repair, such obligation to remain at all times with the relevant Lessee in accordance with the relevant Customer Lease.

(c)    If the supplier or manufacturer of Devices has given Lessor warranties for those Devices then, to the full extent permitted by Law, the relevant Lessee or Servicer may during the Term make any claim on the supplier or manufacturer that Lessor could have made.

(d)    Lessees shall not be liable for any default or other underperformance by any Customer under its Customer Lease.

SECTION 8.2        Acknowledgments. Each Lessee acknowledges that:

(a)    it has not relied on Lessor’s skill or judgment in deciding to enter into any Device Lease;

(b)    it has taken its own advice as to the taxation, accounting and financial consequences of entering into any Device Lease, and has not relied on Lessor in relation to any of these matters;

(c)    it does not enter into any Device Lease as trustee of any trust or settlement;

(d)    it alone is responsible for examining the Devices before accepting them and for satisfying itself of, among other things:

(i)    their compliance with their description;

(ii)    their condition, suitability and fitness for Lessee’s purposes; and

(iii)    the validity of any supplier’s, manufacturer’s or dealer’s warranties or guarantees and entitlements to patents or other intellectual property rights;

(e)    except for any representation, warranty or undertaking that may be implied by Law, Lessor has not made any representation, warranty or undertaking about the condition or quality of any Devices, their suitability or fitness for purpose, or their safety; and

(f)    Lessor may (but is not obliged to) do anything which should have been done by a Lessee under a Device Lease but which Lessor reasonably considers the relevant Lessee has not done properly.

ARTICLE IX
COLLATERAL

SECTION 9.1        Granting Clause to Lessor. In order to secure the prompt and full payment and performance as and when due of any and all obligations and indebtedness of Lessees to Lessor under this Agreement, now existing or hereafter created, each Lessee hereby collaterally assigns to Mobile Leasing Solutions for the benefit of Series 2, and grants to Mobile Leasing Solutions for the benefit of Series 2 a security interest in, all of such Lessee’s right, title and interest in, to and under all of the following personal property, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Lessee, and regardless of where located, in each case, solely to the extent relating to the Devices and the Customer Leases (all of which will be collectively referred to as the “Lessee Collateral”):

(1)all Accounts;

(2)all Chattel Paper;

(3)all Documents;

(4)all Deposit Accounts (including the Servicer Collection Accounts);

(5)all Commercial Tort Claims (now or hereafter arising);

(6)all Customer Leases;

(7)all Devices;

(8)the Transfer Agreements; and

(9)all accessions to, substitutions for and replacements, proceeds, insurance proceeds and products of the foregoing, together with all books and records, customer lists,

credit files, computer files, programs, printouts and other computer materials and records related thereto.

SECTION 9.2        Granting Clause to Collateral Agent. Additionally, (i) each Lessee hereby grants to Collateral Agent a security interest, solely to the extent relating to the Devices and the Customer Leases, in all of such Lessee’s right, title and interest in, to and under the Servicer Collection Accounts and all proceeds of the foregoing and (ii) the Lessee Representative hereby grants to Collateral Agent a security interest in all of such Lessee Representative’s right, title and interest in, to and under the Lessee Representative Account (Tranche 2) and the Upgrade Reserve Account (Tranche 2) and all proceeds of the foregoing.

SECTION 9.3        UCC Financing Statements. Each Lessee authorizes Lessor to file, transmit, or communicate, as applicable, from time to time, Uniform Commercial Code financing statements, along with amendments and modifications thereto, in all filing offices reasonably selected by Lessor, listing the applicable Lessee as the debtor and Mobile Leasing Solutions for the benefit of Series 2 as the secured party, and describing the collateral covered thereby in such manner as Lessor may elect, in each case without such Lessee’s signature. Each Lessee also hereby ratifies its authorization for Lessor to have filed in any filing office any financing statements filed prior to the date hereof.

SECTION 9.4        No Assumption of Liability. The Lien on Lessee Collateral granted hereunder is given as security only and shall not subject Lessor to, or in any way modify, any obligation or liability of Lessees relating to any Lessee Collateral.

SECTION 9.5        Further Assurances. Promptly upon request, but not later than three Business Days thereafter, each Lessee shall deliver such instruments, assignments, or other documents or agreements, and shall take such actions, as Lessor reasonably deems appropriate under applicable Law to evidence or perfect its Lien on any Lessee Collateral, or otherwise to give effect to the intent of this Agreement.

SECTION 9.6        Power of Attorney. In addition to all of the powers granted to Lessor in this Article IX, each Lessee hereby appoints and constitutes Lessor as such Lessee’s attorney-in-fact to sign such Lessee’s name on any documents, instruments and other items consistent with the terms of this Agreement and the other Sprint Transaction Documents which Lessor may deem necessary or advisable to accomplish the purposes hereof (but Lessor shall not be obligated to and shall have no liability to any Lessee or any third party for failure to so do or take action), and, upon the occurrence and during the continuance of a Lease Event of Default, (i) to convey any item of Lessee Collateral to any purchaser thereof and (ii) to make any payment or take any act necessary or desirable to protect, collect or preserve any Lessee Collateral. Lessor’s authority hereunder shall include, without limitation, the authority to execute and give receipt for any certificate of ownership or any document, to transfer title to any item of Lessee Collateral and to take any other actions arising from or incident to the powers granted to Lessor under this Agreement. This power of attorney is coupled with an interest and is irrevocable.

SECTION 9.7        Release of Devices.Upon the termination of a Device Lease with respect to a Device (other than a Purchase Option Device), all Liens created by this Agreement that are applicable to such Device (and the related Customer Lease-End Rights and Obligations, if any) shall be automatically and immediately released. In the case of a Purchase Option Device, upon the earlier of (i) termination of the related Customer Lease then in effect for such Purchase Option Device and (ii) the return of such Purchase Option Device by the relevant Customer, all Liens created by this Agreement that are applicable to such Purchase Option Device (and the related Customer Lease-End Rights and Obligations, if any) shall be automatically and immediately released.

ARTICLE X

TAXES
SECTION 10.1    Consistency of Treatment. Lessor, Servicer, and Lessees acknowledge and agree, for all U.S. federal, state and local income tax purposes, the parties intend (i) to treat the Cash Purchase Price under the Second Step Transfer Agreement at closing as amounts loaned by Lessor for which the Devices provide security, and to treat the Rental Payments payable to Lessor under the Device Leases created by this Agreement and each Device Lease Schedule as payments on such indebtedness owed to the Lessor, and (ii) not to treat such Device Leases as "true leases" or treat the Lessor as the owner of the Devices. The Lessor, Servicer, and Lessees agree not to take any position on any federal, state or local income tax return or filing that is inconsistent with the previous sentence unless, after the Lease Closing Date, a Change in Law occurs and, as confirmed by an Opinion of Counsel and after consultation in good faith with Lessor, Servicer and Lessees and their respective tax advisors, there is no substantial authority, within the meaning of Section 6662 of the Code, for such treatment, or there is a Final Determination of such treatment.

SECTION 10.2    Taxes. The Lessees will be responsible for Taxes with respect to the Device Leases as provided in the Tax Services Agreement.

SECTION 10.3    Payments. All payments made, or deemed made, pursuant to this Agreement shall be made free and clear of, and without deduction for, any Taxes except to the extent required by applicable law. Prior to withholding any Taxes other than Lessee Covered Taxes from any payment hereunder, Lessee(s) and/or Servicer shall consult with Lessor in good faith as to the withholding to be made.

SECTION 10.4    Gross Up. If a withholding or deduction of Lessee Covered Taxes is required by law, with respect to any payment made to Lessor under a Device Lease during the Term of such Device Lease, Servicer and/or relevant Lessee(s) shall:

(a)    withhold or deduct the required amount from the covered payment;

(b)    pay (or procure the payment of) directly to the relevant authority the full amount required to be so withheld or deducted;

(c)    promptly forward to the recipient, with a copy to Lessor, an official receipt or other documentation reasonably satisfactory to Lessor evidencing such payment to such authority; and

(d)    pay (or procure the payment of) to Lessor such additional amount or amounts as is necessary to ensure that the net amount actually received by Lessor will equal the full amount Lessor would have received had no such withholding or deduction of Lessee Covered Taxes been required.

SECTION 10.5    Non-Duplication. The parties acknowledge that Lessor (and the Series 2 Members) have entered into the Tax Services Agreement with Servicer and Sprint and that such agreement addresses matters covered by this Agreement, and, specifically, provides an indemnity to Lessor for Lessee Covered Taxes. The Parties agree that indemnities calculated in respect of the Tax Services Agreement shall take into account any gross-up made under Section 10.4 (Gross Up) to the extent required to avoid duplication.

ARTICLE XI
MISCELLANEOUS

SECTION 11.1    Amendments, etc.

No amendment or other modification of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the parties hereto and, if such amendment or other modification has the effect of changing Section 2.11(c)(i) of this Agreement, this Section 11.1, Section 11.6 or Schedule 6 to this Agreement, consented to by Brightstar (such consent not to be unreasonably withheld or delayed). No waiver of an obligation of any party hereto shall be effective unless in writing and signed by the other parties hereto.

SECTION 11.2    No Waiver

No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law.

SECTION 11.3    Notices

Section 21 (Notices) of the MLS Intercreditor Agreement is incorporated into this Agreement by way of reference.

SECTION 11.4    Data File

The parties agree that the Data File to be delivered on or about the Lease Closing Date shall become an integral part of this Agreement on the Lease Closing Date.

SECTION 11.5    Binding Effect

The parties to this Agreement may not assign any rights under this Agreement, except with the consent of the other parties to this Agreement except Lessor may collaterally assign its rights under this Agreement for the benefit of the Finance Parties.

SECTION 11.6    Third Party Rights

This Agreement shall, to the extent provided herein, inure to the benefit of the Finance Parties. Each party hereto acknowledges that Lessor’s rights under this Agreement may be assigned to Collateral Agent and consents to such assignment and to the exercise of those rights directly by Collateral Agent. Each party hereto acknowledges that Brightstar is an express third party beneficiary of Section 2.11(c)(i), Section 11.1, this Section 11.6 and Schedule 6 to this Agreement.

SECTION 11.7    Execution in Counterparts; Integration

This Agreement may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Executed counterparts may be delivered electronically. This Agreement, together with the other Transaction Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings with respect hereto.

SECTION 11.8    Governing Law

THIS AGREEMENT AND THE DEVICE LEASES SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF).

SECTION 11.9    Waiver of Jury Trial

EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, THE DEVICE LEASES, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

SECTION 11.10    Consent to Jurisdiction; Waiver of Immunities

EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT:

(a)    IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT,

(ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

(b)    TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

SECTION 11.11    No Proceedings

The provisions of Section 24.2 (No Proceedings against MLS) of the MLS Intercreditor Agreement shall apply as if fully set forth herein.

SECTION 11.12    Severability

Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 11.13    Mobile Leasing Solutions as Series LLC

Each Party hereto hereby acknowledges and agrees that Mobile Leasing Solutions is a series limited liability company, and that accordingly the obligations and liabilities of Lessor hereunder and under the other Transaction Documents are and will be enforceable against Lessor solely to the extent of the Series 2 Assets, and not against any other assets of Mobile Leasing Solutions or against any other Series of Mobile Leasing Solutions or any assets of any such other Series (whether held directly by such Series or by Mobile Leasing Solutions on behalf of such other Series).

SECTION 11.14    Limited Recourse.

Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, the obligations and liabilities of Lessor under each of the Transaction Documents to which it is a party are solely the obligations and liabilities of Lessor and shall be payable solely to the extent of the Series 2 Pledged Assets, and the proceeds of the realization thereof from whatever means, applied in accordance with the MLS Intercreditor Agreement and the other Transaction Documents. If the Series 2 Pledged Assets and the proceeds of the realization thereof from whatever means, including pursuant to the enforcement of the MLS Security Documents, applied in accordance with the MLS Intercreditor Agreement and the other

Transaction Documents, are insufficient to discharge in full the obligations and liabilities of Lessor under this Agreement and the other Transaction Documents, the rights of the other Parties to receive any further amounts in respect of such obligations and liabilities shall be extinguished and none of the other Parties may take any further action to recover such amounts. For the avoidance of doubt, no recourse shall be had to the assets of Mobile Leasing Solutions or the assets of any Series of Mobile Leasing Solutions other than the Series 2 Pledged Assets to satisfy the obligations and liabilities of Lessor under this Agreement or any other Transaction Document.

SIGNATURE PAGE (MASTER LEASE AGREEMENT)
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized signatories as of the day and year first above written.

For and on behalf of:

SLV - I LLC
SLV - II LLC
SLV - III LLC
SLV - IV LLC
SLV - V LLC
SLV - VI LLC
SLV - VII LLC
SLV - VIII LLC
SLV - IX LLC
SLV - X LLC
SLV - XI LLC
SLV - XII LLC
SLV - XIII LLC
SLV - XIV LLC
SLV - XV LLC
SLV - XVI LLC
SLV - XVII LLC
SLV - XVIII LLC
SLV - XIX LLC
SLV - XX LLC
SLV - XXI LLC
SLV - XXII LLC, each a Lessee

By: /s/ Stefan K. Schnopp

Name: Stefan K. Schnopp

Title: Director

This is Counterpart No. [ ] of a total of 5 counterparts. Only Counterpart No. 1 shall be considered chattel paper for purposes of the Uniform Commercial Code and a security interest may be perfected only by Counterpart No.1.

[S-1 Signature Page to the Master Lease Agreement]

MOBILE LEASING SOLUTIONS, LLC,
a Delaware limited liability company,
acting for itself and on behalf of Series 2 thereof,
as Lessor

By: /s/ Jeff Krisel
Name: Jeff Krisel
Title: President

This is Counterpart No. [ ] of a total of 5 counterparts. Only Counterpart No. 1 shall be considered chattel paper for purposes of the Uniform Commercial Code and a security interest may be perfected only by Counterpart No.1.

[S-2 Signature Page to the Master Lease Agreement]

SPRINT SPECTRUM L.P.
as Servicer

By: /s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Vice President and Treasurer

This is Counterpart No. [ ] of a total of 5 counterparts. Only Counterpart No. 1 shall be considered chattel paper for purposes of the Uniform Commercial Code and a security interest may be perfected only by Counterpart No.1.

[S-3 Signature Page to the Master Lease Agreement]

MIZUHO BANK, LTD.
as Collateral Agent

By: /s/ Richard A. Burke

Name: Richard A. Burke

Title:      Managing Director

This is Counterpart No. [ ] of a total of 5 counterparts. Only Counterpart No. 1 shall be considered chattel paper for purposes of the Uniform Commercial Code and a security interest may be perfected only by Counterpart No.1.

[S-4 Signature Page to the Master Lease Agreement]

SLV - III LLC, as Lessee Representative

By: /s/ Stefan K. Schnopp
Name: Stefan K. Schnopp
Title: Director

This is Counterpart No. [ ] of a total of 5 counterparts. Only Counterpart No. 1 shall be considered chattel paper for purposes of the Uniform Commercial Code and a security interest may be perfected only by Counterpart No.1.

[S-5 Signature Page to the Master Lease Agreement]

APPENDIX A

DEFINITIONS

“1934 Act” means the Securities Exchange Act of 1934;

“Account Bank” has the meaning given to that term in the Servicing Agreement;

“Account Control Agreement” has the meaning given to that term in the Servicing Agreement;

“Actual Repair Costs” means the amounts specified in Schedule 6 (Repair Costs) or any updated amounts provided by the Lessee Representative from time to time reflecting the actual repair costs generally charged by Sprint for repairs of the Eligible Devices;

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, for purposes of the Sprint Transaction Documents, neither Brightstar nor any of its Subsidiaries shall be considered Affiliates of any Sprint Party;

“Agreed Schedule Information” means, with respect to a Device Lease:

(a)	a description of the Device to be subject to such Device Lease;

(b)	the Device Lease Commencement Date;

(c)	the Scheduled Customer Lease Term and the Customer Lease Term;

(d)	whether the related Customer Lease is subject to the iPhone Forever Program;

(e)	the Device Lease Expiration Date;

(f)	the Device Lease Payment Dates;

(g)	the Rental Payments due under the Device Lease; and

(h)	the Device Residual Values for the Device subject to the Device Lease.

“Agreed Start-Up Costs” means all costs and expenses which Lessor is responsible to pay in the amount agreed between the Lessor and the relevant provider of services and consented to by the Lessees;

“Agreement” has the meaning given to that term in the preamble of this Agreement;

“Amendment Closing Date” has the meaning given to that term in the Omnibus Amendment;

“Applicable Data Protection Law” means all relevant provisions of the Data Protection Act 1998 and any other applicable data protection legislation, guidelines and industry standards (to the extent applicable) in the jurisdictions from which and to which the relevant Services are to be performed;

“Approved Devices” means each of the devices listed on the Schedule of Approved Devices as the same may be updated and amended (or deemed updated or amended) from time to time in accordance with Section 2.6 (Approved Devices) of this Agreement;

“Assigned Lease Upgrade Policy Provision” has the meaning given to that term in the Servicing Agreement;

“Available Funds” has the meaning given to that term in the Servicing Agreement;

“Bankruptcy Code” means Title 11 of the United States Code;

“Brightstar” means Brightstar Corp., a Delaware corporation;

“Business Day” means a day other than Saturday or Sunday on which commercial banks in New York City, New York are not authorized or required to be closed for business;

“Carryover Amount” has the meaning given to that term under Section 2.8 (Rent and Other Payments) of this Agreement;

“Cash Purchase Price” has the meaning given to that term in the Second Step Transfer Agreement;

“Change in Law” means any amendment to or change in the Tax laws (or any regulations or rulings thereunder) of a jurisdiction or any political subdivision thereof, or any amendment or change in the administrative or judicial interpretation of such laws, which becomes legally effective with respect to the relevant documents or transactions, and which occurs or is announced after the date of this Agreement. For the purpose of this definition "change" includes the introduction of a new law or interpretation, but does not include as of any date a proposal that is not effective;

“Change of Control” means the occurrence of any of the following:

(a)	SoftBank ceases to own (directly or indirectly) more than 50% of the Voting Securities of Sprint;

(b)
the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of Sprint's and its Subsidiaries' properties or assets, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the 1934 Act) other than to one or more Permitted Holders or (ii) the adoption of any plan relating to Sprint's liquidation or dissolution;

(c)	Sprint shall cease to own (directly) 100% of the Voting Securities of SCI;

(d)	SCI shall cease to own (directly or indirectly) 100% of the Voting Securities of Sprint Spectrum and each Originator; or

(e)	Sprint shall cease to own (directly or indirectly) 100% of the Voting Securities of Lessees;

“Collateral Agent” has the meaning given to that term in the preamble of this Agreement;

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound which has been entered into in good faith;

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto;

“Credit and Collection Policy” has the meaning given to that term in the Servicing Agreement;

“Customer” means the “lessee” of a Device under a Customer Lease and an obligor on a related Customer Receivable;

“Customer Lease” means a contract originally entered into between an Originator and a Customer,
(i) in substantially the form attached as Schedule 4 of this Agreement or (ii) solely with respect to an Upgraded Customer Lease, in substantially such other form as Servicer provides Lessor; provided that, without the prior written consent of Lessor (such consent not to be unreasonably withheld or delayed), such other form of lease shall not vary from the form attached as Schedule 4 of this Agreement in any manner that could have a material adverse effect on Lessor, its creditors or the Series 2 Members;

“Customer Lease-End Rights and Obligations” has the meaning given to that term in the Second Step Transfer Agreement;

“Customer Lease Term” means, with respect to any Customer Lease, the period beginning at the time such Customer Lease and the associated Device are contributed by an Originator to a Lessee and ending on the last day of the relevant Customer’s obligatory monthly rental payment obligations under such Customer Lease as set forth in the relevant Device Lease Schedule;

“Customer Receivable” means all rental and other payment obligations of a Customer under the relevant Customer Lease attributable to any date on or after the Cutoff Date (excluding any amounts billed prior to the Cutoff Date); provided that, for purposes of determining whether such Customer Receivable is a Defaulted Customer Receivable or Delinquent Receivable or whether the relevant Customer Lease is an Eligible Lease, “Customer Receivable” shall mean all rental and other payment obligations of a

Customer under the relevant Customer Lease attributable to any date during the term of such Customer Lease;

“Customer Rentals” means all Customer rental payments under the relevant Customer Lease (and Rent Dilutions in respect thereof) transferred by Servicer to the MLS Collection Account (Tranche 2);

“Customer Upgrade” means any exchange of a Device for a Next Generation Device pursuant to the iPhone Forever Program;

“Cutoff Date” means February 29, 2016;

“Data File” means the Adobe Acrobat pdf-file in read-only format with file name “Device Lease ScheduleTranche2.pdf” on a CD ROM identified and agreed to by Lessees and Lessor on the Lease Closing Date as the same may be amended from time to time in accordance with Section 2.14 (Updates to Devices Subject to Device Leases and Data File) of this Agreement;

“Defaulted Customer Receivable” means any Customer Receivable, or any part thereof, which is written off or remains unpaid for more than sixty (60) days or for which any Lessee or Servicer has any Knowledge that the Customer thereon is subject to an Insolvency Event;

“Defaulted Device Return” means (a) the failure by a Customer to timely return a Device pursuant to the terms of the Customer Lease on or prior to the Required Return Date therefor and such Customer’s Customer Lease represents a Defaulted Customer Receivable; or (b) the return of a Device by a Customer not in the Device Return Condition;

“Delinquent Receivables” means any Customer Receivable that is considered in collections pursuant to the Credit and Collections Policy, provided, that upon such Customer Receivable being written off in accordance with the Credit and Collections Policy, such Customer Receivable shall not be considered a Delinquent Receivable;
“Device” means a mobile wireless handset that is subject to a Device Lease at the time such handset is initially acquired by Lessor;

“Device Lease” has the meaning given to that term under Section 2.1(a) (Agreement to Lease) of this Agreement;

“Device Lease Commencement Date” means with respect to a Device Lease, the commencement date of such Device Lease as specified in the relevant Device Lease Schedule;

“Device Lease Early Termination Amount” means with respect to a Device under a Device Lease that has been terminated prior to the end of the Term, an amount equal to the sum of (a) any previously unpaid Rental Payments, (b) the Rental Payments that would have accrued under such Device Lease during the remainder of the Scheduled

Customer Lease Term, if any, plus (c) the Device Residual Value of such Device as of the Expected Sales Date of such Device;

“Device Lease Expiration Date” means with respect to a Device Lease, the scheduled expiration date of such Device Lease as set forth in the relevant Device Lease Schedule;

“Device Lease Payment Date” means the last Business Day of a calendar month (commencing May 31, 2016) unless otherwise provided in the Device Lease Schedules;

“Device Lease Schedule” means a schedule substantially in the form of Schedule 1 to this Agreement and initially included in the Data File, as the same may be amended from time to time in accordance with Section 2.14 (Updates to Devices Subject to Device Lease and Data File) of this Agreement;

“Device Repurchase Agreement” means the Amended and Restated Device Repurchase Agreement (Tranche 2), dated as of the date hereof and effective as of the Amendment Closing Date, between the Originators and Lessor;

“Device Residual Value” means the device residual value as set forth in Schedule 2 (Device Residual Values);

“Device Return Address” means the following address:

(a)	Mobile Leasing Solutions, LLC, Dept 5001, 1950 USG Drive, Libertyville, IL 60048; or

(b)	any other address in the continental United States that Lessor designates by written notice to Lessees and Servicer;

“Device Return Condition” means with respect to a Device, the return conditions described below:

(a)	such Device is fully functional with no technical problems, with only reasonable wear and tear due to normal use.

(b)	Functional Criteria

(i)	such Device must be in a standard “working” condition, able to charge and power on and perform all core functions;

(ii)	such Device has no activation locks (i.e. not network or iCloud locked);

(iii)    Customer data must be cleared;

(iv)	such Device’s LCD display must be functional with no visible damage; and

(v)	such Device’s external ports and buttons are free from damage, and are fully functional.

(c)	Cosmetic Criteria

(i)
such Device may have scratches on the front glass; provided that each scratch is reasonably consistent with normal use and are less than 50mm in length and 2mm in width, but no cracks on the front glass;

(ii)	such Device may have unlimited scratches on housing; provided that each scratch is reasonably consistent with normal use and are less than 80mm in length and 2mm in width;

(iii)	such Device housing may have reasonable dents associated with normal wear, but no cracks;

(iv)	such Device does not have any missing parts that would render it unfit to function; and

(v)	such Device’s external liquid indicators may be tripped but there must be no visible water damage or corrosion.

“Dilution” means (i) an Upgrade Dilution or (ii) a reduction in the Unpaid Balance attributable to any modification of any Customer Lease by Servicer (or any Sub-Servicer or any agent or representative of either thereof) after the contribution thereof to the relevant Lessee, including as a result of any non cash items including credits, rebates, billing errors, cash discounts, volume discounts, allowances, disputes, set offs, counterclaims, charge-backs, returned or repossessed goods, sales and marketing discounts, warranties, any unapplied credit memos and other adjustments that are made in respect of a Customer Lease and shall include, but not be limited to, circumstances in which Servicer (or any Sub-Servicer or any agent or representative of either thereof):

(a)
specifies (including by posting to its website) a purchase option price for a Device less than the fair market value notified by Lessor in writing to any Sprint Party upon request in accordance with Section 5.3(f) (Fair Market Value under Customer Leases for Devices) of the Second Step Transfer Agreement;

(b)
other than in connection with an Upgrade Exchange effected in accordance with the Transaction Documents, forgives or reduces prior to the expiry of the Scheduled Customer Lease Term, any monthly Customer Receivable, retrospectively or prospectively, in the monthly invoice or otherwise, to an amount which is lower than that set out in the Data File;

(c)
other than in connection with an Upgrade Exchange effected in accordance with the Transaction Documents, reduces, after the expiry of the Scheduled Customer Lease Term, a monthly Customer Receivable to an amount less than the monthly Customer Receivable payable during the Scheduled Customer Lease Term;

(d)	other than in connection with an Upgrade Exchange effected in accordance with the Transaction Documents, modifies the rental payments, or any other payment amount or obligation of a Customer, or the timing thereof, in a manner that is economically less favorable to Lessor;

(e)	charges a customer for repairs in an amount less than the Actual Repair Costs;

(f)	charges a customer for unreasonable wear and tear in an amount less than the Actual Repair Costs;

(g)	discontinues the leasing program and forgives the Customer any or all remaining rental payments under any Customer Lease; and

(h)	agrees to the terms of a return that are less favorable to Lessor than as set out in the returns policy at www.sprint.com/returns (as in existence on the Lease Closing Date);

“Eligible Devices” means any Approved Device;

“Eligible Leases” means, initially as of the Cutoff Date, and thereafter as of any date of determination (unless otherwise specified below), a Customer Lease:

(a)
(i) which represents the lease of goods initially leased by an Originator and the Customer Receivables in respect of which are billed to the related Customer in the ordinary course of business, (ii) with respect to which (x) all obligations of the Originator in connection with which have been fully performed, and (y) not more than thirty-one (31) days have passed since such Customer Receivable was billed to the related Customer, (iii) the Customer Receivables with respect to which, no portion of which is in respect of any amount as to which the related Customer is permitted to withhold payment until the occurrence of a specified event or condition, (iv) the Customer Receivables with respect to which, is not owed to any Originator or any Lessee as a bailee or consignee for another Person, and (v) the Customer Receivables with respect to which, is not issued under cash-in-advance or cash-on-account terms;

(b)	which constitutes either “chattel paper”, "electronic chattel paper" or an “account” as defined in Section 9-102(a) of the UCC;

(c)	the Customer Receivable with respect to which, is not a Defaulted Customer Receivable or a Delinquent Receivable;

(d)
under which the Customer is not a Governmental Authority; provided, that any Customer Lease under which the lessee is a Governmental Authority but an employee of such Governmental Authority is personally liable for the Customer Receivables related to such Customer Lease shall not be excluded from the definition of “Eligible Lease” under this clause (d);

(e)	the transfer of which pursuant to the Transfer Agreements does not violate or contravene any Law or any related Transaction Document;

(f)	which is denominated and payable only in U.S. Dollars in the United States to any Sprint Party;

(g)
that (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Customer to pay lease payments and other amounts to a Sprint Party enforceable against such Customer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to and limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or in law), (ii) is not subject to any dispute, offset, netting, litigation, counterclaim or defense whatsoever (including defenses arising out of violations of usury Laws) (other than potential discharge in a bankruptcy of the related Customer), (iii) is not subject to any Lien (other than Permitted Device Liens), and (iv) the Unpaid Balance of which is not subject to reduction, cancellation, setoff, special refunds or credits for any reason, including without limitation as a result of defective or rejected goods (other than in connection with an Upgrade Exchange effected in accordance with the Transaction Documents);

(h)
that does not contravene any Law applicable thereto (including Laws relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) in any respect which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the validity, collectability or enforceability of the related Customer Receivable or would or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and with respect to which the origination thereof did not violate any such Law in any such respect;

(i)
which (i) was originated by the applicable Originator in the ordinary course of its business, (ii) satisfies the requirements of the Credit and Collections Policy in all material respects and (iii) has been acquired by the applicable Lessee from its Related Originator pursuant to and in accordance with the terms of the First Step Transfer Agreement;

(j)
the Customer under which is not (i) the Lessor or any of the Members, or (ii) Sprint, any Originator, the Servicer or a Subsidiary of any of them or identified on Sprint's or the Servicer's records as an employee of Sprint, the Servicer of any of their respective Subsidiaries;

(k)	the Customer under which is not a Sanctioned Person;

(l)	the Customer under which is required to make payments no less frequently than monthly under such Customer Lease;

(m)
the Customer under which is either (i) a Customer of an Originator or any of its Affiliates (prior to the transfer of the Customer Lease or, in the case of a Customer Lease that is an Upgraded Customer Lease, prior to the transfer of the Related Original Customer Lease, to the relevant Lessee) that is a Prime

Customer, or (ii) a Customer of an Originator or any of its Affiliates (prior to the transfer of the Customer Lease or, in the case of a Customer Lease that is an Upgraded Customer Lease, prior to the transfer of the Related Original Customer Lease, to the relevant Lessee) that is a Near Prime Customer;

(n)	which (i) satisfies the definition of “Customer Lease” and (ii) relates to an Eligible Device which is compatible with market technology and service platforms;

(o)	the Customer under which is an active paying subscriber of Sprint’s or any of its Affiliates’ wireless services;

(p)
(i) except if such Customer Lease is an Upgraded Customer Lease, that has been outstanding beyond the date that is one payment after the origination date of such Customer Lease or (ii) except if such Customer Lease is an Upgraded Customer Lease, the Customer under which has been an active paying subscriber of Sprint's or any of its Affiliates' wireless services for a minimum of thirteen (13) months immediately before the origination date of such Customer Lease;

(q)
except if such Customer Lease is an Upgraded Customer Lease, which has aged past any return period or term of any guarantee provided by Sprint, the Originators or the Servicer to a Customer, which return period or guarantee provides the Customer with the option to cancel a Customer Lease;

(r)
with respect to which all sales taxes to be paid in connection with the origination of the related Customer Receivable have been fully paid or will be scheduled to be fully paid upon payment of installments on such Customer Lease to the extent required by applicable Laws;

(s)
the Customer Receivable with respect to which, as of any date of determination, is not a Non Lock-Box Receivable (as defined in the Servicing Agreement) comprising any part of any amount in excess of 6.00% of the Unpaid Balance of all Eligible Leases;

(t)
which, as of any date of determination when aggregated with all other Customer Leases no Customer’s aggregate Unpaid Balance for all such Customer’s Customer Leases exceeds 1.00% of the aggregate balance of the Unpaid Balance of all Eligible Leases, provided, that in the event that two or more Customers are Affiliates with respect to each other, all such Customers that are Affiliates with respect to each other shall be considered a single Customer for purposes of this clause (t);

(u)	which, if originated under the "iPhone for Life" program, has an initial term of twenty-four (24) or thirty (30) months;

(v)
which, if originated under the "iPhone Forever" program (i) prior to January 8, 2016, has an initial term of twenty-one (21) or twenty-two (22) months, or (ii) on or after January 8, 2016 but prior to the Cutoff Date has an initial term of eighteen (18) months; and

(w)
with respect to any Customer Lease under which the Customer has been a subscriber of wireless telephony services from Sprint or any of its Affiliates for less than twelve (12) consecutive monthly billing cycles, was not originated through online or telephone sales origination channels.

“Excess Amount” has the meaning given to that term under Section 2.8(a)(i) of this Agreement;

“Exchanged Customer Lease” means the Customer Lease with respect to an Exchanged Device;

“Exchanged Device” means a Device exchanged by a Customer for an Upgraded Device in connection with a Customer Upgrade;

“Expected Sales Date” means, with respect to a Device, the expected sales date of such Device as of the commencement of the Device Lease, in each case, as specified in the relevant Device Lease Schedule;

“Final Determination” means the final resolution of liability for any Lessee Covered Tax, for any issue and for any taxable period, by or as a result of (i) IRS Form 870-AD (or any similar or successor IRS form) or a comparable form under any state, local or foreign law on the date of acceptance by or on behalf of the relevant Tax Authority, except that a Form 870-AD or comparable form that reserves the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved, (ii) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed or reheard (except that a decision of a U.S. Court of Appeals or highest state court shall be considered final notwithstanding the possibility of an application for a writ of certiorari can be made to the U.S. Supreme Court, unless such a writ has been applied for and granted), (iii) a closing agreement or similar agreement entered into with a Tax Authority in connection with an administrative or judicial proceeding, (iv) an allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods of limitations during which such refund or credit may be recovered by the jurisdiction imposing the Tax, (v) any other final resolution, including by reason of the expiration of the applicable period of limitations or the execution of a pre-filing agreement with the applicable Tax Authority, or (vi) the occurrence of any event which the Servicer and Lessor agree in writing is a Final Determination;

“Final Settlement Date” means, initially July 28, 2018, or if such date is not a Business Day, the immediately following Business Day; provided that, if the MLS Series A-2 Member Amount and the MLS Series B-2 Member Amount are not paid in full on such date (or a subsequent Final Settlement Date) (for the avoidance of doubt, after giving effect to the application of the proceeds of all purchases made under the Device Repurchase Agreement on or prior to such date), the “Final Settlement Date” shall automatically be extended to, and shall be deemed to be, the next succeeding Settlement Date; provided further that, if the Lessees, Lessor, the Senior Agent (to the extent any Senior Loans are outstanding) and each Senior Subordinated Loan Creditor (to the extent any Senior Subordinated Loans are outstanding) agree on an earlier date than any such Final Settlement Date, such earlier date shall be the “Final Settlement Date”;

“Finance Parties” has the meaning given to that term in the Servicing Agreement;

“First Step Transfer Agreement” means the Amended and Restated First Step Transfer Agreement (Tranche 2), dated as of the date hereof and effective as of the Amendment Closing Date among Lessees and each other Person party thereto as an Originator;

“Fixed Price” means, with respect to any Exchanged Device, the “Fixed Price” applicable to such Exchanged Device under the Forward Purchase Agreement (without giving effect to the exchange of such Exchanged Device in connection with a Customer Upgrade);

“Forward Purchase Agreement” means the Forward Purchase Agreement (Tranche 2), dated as of April 28, 2016, between Lessor, as seller and the Forward Purchaser;

“Forward Purchaser” means Hon Hai Precision Ind. Co., Ltd. as purchaser;

“GAAP” means, generally accepted accounting principles in the United States of America;

“Governmental Authority” means any federal, state, regional or local government or political subdivision thereof and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

“Grade A” means with respect to a Device, such Device is like new.

“Grade B” means with respect to a Device, such Device is fully functional with no technical problems, but does not satisfy Grade A.

“Guarantor” means Sprint;

“Incremental Rate” has the meaning given to that term in Schedule 5 (Additional Information);

“Insolvency Event” shall be deemed to have occurred with respect to a Person if either:

(a)      (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue unstayed or undismissed for a period of sixty (60) days; or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under federal bankruptcy laws or other similar Laws now or hereafter in effect; or

(b)    such Person (i) shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar Law now or hereafter in effect, (ii) shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or (iii) shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors (or any board or Person holding similar rights to control the activities of such Person) shall vote to implement any of the foregoing;

“iPhone Forever Program” means the program offered by Sprint and its Affiliates pursuant to which a Customer may, subject to Sprint’s Upgrade Policy as of any applicable date of determination, elect to trade in the Apple iPhone Device subject to such Customer’s Customer Lease for a Next Generation Device;

“Knowledge” means, with respect to any Person (other than an individual) as to any event or circumstance, the actual knowledge of a Responsible Officer of such Person (without independent investigation or inquiry and without imputing to such Responsible Officer the knowledge of any third party) or receipt by such Person of written notice of such event or circumstance;

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law;

“Lease Closing Date” means May 11, 2016;

“Lease Closing Date Customer Leases” has the meaning given to that term under the Second Step Transfer Agreement;

“Lease Closing Date Devices” has the meaning given to that term under the Second Step Transfer Agreement;

“Lease Default” means an event or circumstance which, after the giving of notice or lapse of time, or both, would become a Lease Event of Default;

“Lease Event of Default” has the meaning given to that term under Section 3.1 (Lease Events of Default) of this Agreement;

“Lessee” has the meaning given to that term in the preamble of this Agreement;

“Lessee Collateral” has the meaning given to that term under Section 9.1 (Granting Clause to Lessee) of this Agreement;

“Lessee Covered Taxes” has the meaning given that term under the Tax Services Agreement;

“Lessee Indemnitee” has the meaning given to that term under Section 4.1(a) (Indemnities) of this Agreement;

“Lessee Representative” has the meaning given to that term under the Second Step Transfer Agreement;

“Lessee Representative Account (Tranche 2)” has the meaning given to that term under the Servicing Agreement;

“Lessor” has the meaning given to that term in the preamble of this Agreement;

“Lessor’s Liens” means (a) any Lien arising out of a voluntary or involuntary transfer by Lessor of any of its rights, title or interest in the Devices or the Device Leases (other than (i) this Lease or any Transaction Document, (ii) any transfer to any Sprint Party, as a result of a Lease Event of Default or in connection with the exercise by the relevant Sprint Party of any rights or options under the Transaction Documents or (iii) any Lien arising by, through or under any Lessee) or (b) any Lien of any Person arising by, through or under Lessor, not based upon or relating to the Transaction Documents or the transactions contemplated thereby;

“Liabilities” has the meaning given to that term under Section 4.1(a) (Indemnities) of this Agreement;

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing;
“Like-Kind Exchange” means, with respect to a Customer Lease, an exchange of a Device pursuant to which the replacement Device is a Type of Device that is currently an Approved Device that satisfies the Device Return Condition, is the same Type (or a Type with a higher Device Residual Value) as the exchanged Device, and with respect to which the scheduled Customer Receivables under the modified Customer Lease are not less in amount, frequency and number than under the Customer Lease immediately prior to such modification;
“Like-Kind Exchange Device” means a replacement Device subject to a Like-Kind Exchange;
“Like-Kind Exchange Transfer Date” means the date a Like-Kind Exchange occurs;
“Logistics Services Provider” has the meaning given to that term under the Servicing Agreement;

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a)
if a particular Person is specified, (i) the ability of such Person to perform its obligations under any Transaction Document to which it is a party or (ii) if a particular Person is not specified, the ability of any Originator, Servicer, any Lessee or Sprint to perform its obligations under any Transaction Document to which it is a party;

(b)	(i) the validity or enforceability of any Sprint Transaction Document or (ii) the value, validity, enforceability or collectability of any material portion of Lessee Collateral; or

(c)	the status, existence, perfection, priority, enforceability or other rights and remedies of Collateral Agent or Lessor associated in respect of its interest in Lessee Collateral;

“Members” has the meaning given to that term in the MLS LLC Agreement;

“MLS Collection Account (Tranche 2)” means the account notified by the Lessor in writing to Servicer, Lessees and Collateral Agent;

“MLS Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement (Tranche 2) dated on or about the date hereof and effective as of the Amendment Closing Date among the Lessee Representative, the Senior Agent, the Senior Subordinated Loan Creditors, Lessor and the other parties thereto;

“MLS LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Mobile Leasing Solutions, dated on or about April 28, 2016, between the Members, as amended, amended and restated, supplemented or otherwise modified from time to time;

“MLS Security Documents” has the meaning set forth in the MLS Intercreditor Agreement;

“MLS Series A-2 Member Amount” has the meaning set forth in the MLS Intercreditor Agreement;

“MLS Series B-2 Member Amount” has the meaning set forth in the MLS Intercreditor Agreement;
“Mobile Leasing Solutions” means Mobile Leasing Solutions, LLC, a Delaware limited liability company;

"Near Prime Customer" means any Customer under a Customer Lease that was not a Prime Customer as of the date of origination of the relevant Lease Closing Date Customer Lease or, in the case of a Customer Lease that is an Upgraded Customer Lease, as of the date of origination of the Related Original Customer Lease, and which as of the date of origination of the relevant Lease Closing Date Customer Lease or, in the case of a Customer Lease that is an Upgraded Customer Lease, as of the date of origination of the Related Original Customer Lease (i) had a credit class designation of “Q2”, “H1”, “S5” or “T4”, or any equivalent credit class as set forth in the Credit and Collection Policies, and (ii) required a down payment of less than 35% of the device manufacturer's suggested retail price, by the internal scoring system of the Servicer or an Originator;

“Next Generation Device” means (i) with respect to a Lease Closing Date Device, any new model (other than an entry model (i.e., with a “C” or “SE” designation)) of Apple iPhone launched after the Lease Closing Date and (ii) with respect to an Upgraded Device, any new model (other than an entry model (i.e., with a “C” or “SE” designation)) of Apple iPhone launched after the relevant Upgrade Date.

“Nominated Agent” means, with respect to a Party, a Person appointed to act as that Party’s agent with respect to that Party’s obligations and rights under the Transaction Documents;

“Non-Return Remedies” has the meaning given to that term under Section 2.12(b) (Non-Return Remedies) of this Agreement;

“Non-Return Remedies Commencement Date” means:

(a)	in relation to a non-payment of any amount due under a Customer Lease, the date on which Servicer suspends service to the relevant Customer in accordance with the Credit and Collection Policies;

(b)	in relation to Device that is Non-Returned Device pursuant to Section (a) of the definition of Defaulted Device Returns, the Required Return Date therefor; and

(c)	in relation to a Device that, at the time of its return did not satisfy the Device Return Condition, the date on which the Device was returned to a Sprint Party;

“Non-Returned Device” means any Device that is subject to a Defaulted Device Return;

“Omnibus Amendment” means the Omnibus Consent Agreement (Tranche 2), dated as of the date hereof and effective as of the Amendment Closing Date, among Sprint, MLS, Lessees, Originators, the Senior Agent, the Senior Subordinated Loan Creditors, the MLS Series 2 Members, Brightstar, Servicer and the other parties thereto;

“Opinion of Counsel” means the written opinion of a nationally or internationally recognized counsel that is selected by a Party to decide questions of law raised by Transaction Documents;

“Originators” has the meaning given to that term under the First Step Transfer Agreement;

“Party” and “Parties” means, with respect to any Transaction Document, each party to the relevant agreement;

“Performance Support Agreement” means the Performance Support Agreement (Tranche 2), dated as of April 28, 2016 and effective as of the Lease Closing Date, between Sprint and Lessor;

“Performance Support Provider” means Sprint;

“Permitted Device Liens” means

(a)	Liens arising pursuant to any Transaction Document;

(b)	Liens of Customers under the Customer Leases;

(c)	Lessor’s Liens;

(d)
Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and inchoate materialmen’s, mechanic’s, workmen’s, repairmen’s, employee’s, or other like Liens arising in the ordinary course of business of Lessee for sums not yet due or that are being contested in good faith by appropriate proceedings diligently conducted, provided that adequate reserves with respect thereto are maintained in conformity with GAAP; and

(e)	any customary rights of setoff, revocation, refund or chargeback and, as applicable, statutory or common law liens, in each case, of any Account Bank under the applicable Account Control Agreement.

“Permitted Holder” means SoftBank and its Affiliates;

“Person” means a natural individual, partnership, sole proprietorship, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, Governmental Authority or any other entity of whatever nature;

“Present Value Device Lease Amount” means an amount equal to the sum of (a) all previously accrued and unpaid Rental Payments, if any, plus (b) the remaining Rental Payments that would have accrued during the remainder of the Scheduled Customer Lease Term, if any, discounted to present value at the Incremental Rate;

"Prime Customer" means any Customer that was categorized as "Prime" by the internal scoring system of the Servicer or an Originator as of the date of origination of the relevant Lease Closing Date Customer Lease or, in the case of a Customer Lease that is an Upgraded Customer Lease, as of the date of origination of the Related Original Customer Lease, or had graduated to such status as of the Cutoff Date;

“Protected Customers” means any current or former Customer that (i) is or has been subject to protections under the Servicemembers Civil Relief Act (the “SCRA”), but only with respect to, and to the extent of, Customer Receivables that are subject to the protections of the SCRA, or (ii) is a debtor in a bankruptcy proceeding, to the extent that the automatic stay applies to such debtor’s Customer Receivables under Section 362 of the Bankruptcy Code;

“PUK” means personal identification number unlock key;

“Purchase Option” has the meaning given to that term under Section 2.16 (Purchase Option) of this Agreement;

“Purchase Option Device” means a Device purchased by a Lessee pursuant to the Purchase Option;

“Purchase Option Price” has the meaning given to that term under Section 2.16 (Purchase Option) of this Agreement;

“Records” means all contracts (including the Customer Lease), if any, and other documents, purchase orders, invoices, agreements, books, records and any other media, materials or devices for the storage of information (including tapes, disks, punch cards, computer programs and databases and related property) maintained by Servicer or Lessees with respect to the Customer Receivables;

“Related Original Customer Lease” means, in respect of any Upgraded Customer Lease of an Upgraded Device, the Lease Closing Date Customer Lease of the Related Original Device with respect to such Upgraded Device;

“Related Original Device” means, in respect of any Upgraded Device, the respective corresponding Lease Closing Date Device leased by Lessor to the relevant Lessee on the Lease Closing Date without taking into account any Customer Upgrades;

“Related Originator” has the meaning given to that term under Annex 2 (Related Originators; Related Lessees) of the First Step Transfer Agreement;

“Relevant Personal Data” has the meaning given to that term under Section 8.1(l) of the Servicing Agreement;

“Rent Dilution” means a Dilution in respect of a scheduled Customer Receivable;

“Rent Shortfall Returned Device” means a Returned Device in respect of which the Customer has not paid all accrued and unpaid Customer Receivables with respect to such Device during the Scheduled Customer Lease Term;

“Rental Payment” means, with respect to each Device Lease, the rental payments specified in the relevant Device Lease Schedule;

“Reparable Device” has the meaning given to that term under the Device Repurchase Agreement;

“Required Return Date” means the date a Customer is required to return a Device, which is promptly following the termination of a Customer Lease and in any event not later than 30 calendar days following the termination of the Customer Lease;

“Required Return Period” means to the extent a Sprint Party has received a Device from a Customer, the period ending 30 days after the earlier of (a) the last day of the Customer Lease Term for such Device, and (b) the actual receipt by a Sprint Party of such Device;

“Responsible Officer” means, as applicable, (i) an authorized officer of Lessor, or (ii) an authorized officer of any Sprint Party. Any document delivered hereunder that is signed by a Responsible Officer of Lessor or any Sprint Party, as applicable, will be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of Lessor or such Sprint Party, as applicable, and such Responsible Officer will be conclusively presumed to have acted on behalf of Lessor or such Sprint Party, as applicable;

“Returned Device” has the meaning given to that term under Section 2.3(a) of the Device Repurchase Agreement;

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority;

"Sanctions Authorities" has the meaning given to it in the definition of Sanctioned Person;

"Sanctioned Country" means, at any time, a country which is itself the subject or target of any country-wide Sanctions;

"Sanctioned Person" means, at any time:

(a)
any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State ("Sanctions Authorities");

(b)	any person operating, organized or resident in a Sanctioned Country; or

(c)	any person owned or controlled by any such person or persons.

“Scheduled Customer Lease Term” means, (i) with respect to any Lease Closing Date Customer Lease, the period beginning at the time such Lease Closing Date Customer Lease and the associated Lease Closing Date Device are contributed by an Originator to a Lessee and ending on the last day of the relevant Customer’s obligatory monthly rental payment obligations under such Lease Closing Date Customer Lease as set forth in the relevant Device Lease Schedule and (ii) with respect to any Upgraded Customer Lease, the period beginning at the time the Related Original Customer Lease and the associated Related Original Device were contributed by an Originator to a Lessee and ending on the last day of the relevant Customer’s obligatory monthly rental payment obligations under the Related Original Customer Lease (without giving effect to any waivers thereunder in connection with a Customer Upgrade) as set forth in the relevant Device Lease Schedule;

“Scheduled Device Lease Term” means, with respect to any Device Lease, the period commencing on the Device Lease Commencement Date and ending on the last day of the Scheduled Customer Lease Term;

“Scheduled Monthly Reporting Date” has the meaning given to that term under the Servicing Agreement;

“Schedule of Approved Devices” has the meaning given to that term under Section 2.6(a) (Approved Devices) of this Agreement;

“SCI” means Sprint Communications, Inc;

“Second Step Transfer Agreement” means the Amended and Restated Second Step Transfer Agreement (Tranche 2), dated as of the date hereof and effective as of the Amendment Closing Date, between Lessees and Lessor;

“Secondary Market Value” has the meaning given to that term under the Device Repurchase Agreement;

“Senior Agent” has the meaning given to that term under the Servicing Agreement;

“Senior Loan Agreement” has the meaning given to that term under the Servicing Agreement;

“Senior Loan” has the meaning given to that term under the Servicing Agreement;

“Senior Subordinated Loan” has the meaning given to that term under the Servicing Agreement;

“Senior Subordinated Loan Creditors” has the meaning given to that term under the Servicing Agreement;

“Series” has the meaning given to that term under the MLS LLC Agreement;

“Series 2” means Series 2 of Mobile Leasing Solutions;

“Series 2 Assets” means the assets of Series 2, whether held by Series 2 directly or held in the name of Mobile Leasing Solutions on behalf of Series 2;

“Series 2 Members” means the Members, in their respective capacities as holders of Series 2 Units (as defined in the MLS LLC Agreement) of Mobile Leasing Solutions;
“Series 2 Pledged Assets” means the Series 2 Assets that are subject to the MLS Security Documents;
“Servicer” has the meaning given to that term under the Servicing Agreement;

“Servicer Collection Accounts” has the meaning given to that term under the Servicing Agreement;

“Servicer Replacement Event” has the meaning given to it under Section 3.1 of the Servicing Agreement;

“Servicing Agreement” means the Amended and Restated Servicing Agreement (Tranche 2), dated as of the date hereof and effective as of the Amendment Closing Date, among Lessor, Servicer, Lessees and Collateral Agent;

“Settlement Date” has the meaning given to that term in the MLS Intercreditor Agreement;

“SoftBank” means SoftBank Corp.;

“Sprint” means Sprint Corporation, a Delaware corporation;

“Sprint Guarantee” means the Guaranty (Tranche 2), dated as of April 28, 2016 and effective as of the Lease Closing Date, by Sprint in favor of Lessor;

“Sprint Party” means Sprint, each Originator, Servicer, each Lessee, and each other Subsidiary of Sprint party to a Transaction Document;

“Sprint Spectrum” has the meaning given to that term in the preamble of this Agreement;

“Sprint Transaction Documents” has the meaning given to that term under the Servicing Agreement;

“Sub-Servicer” has the meaning given to that term under the Servicing Agreement;

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent;

“Tax Authority” has the meaning given to that term under the Tax Services Agreement;

“Taxes” means all income, gross receipts, rental, franchise, excise, stamp, occupational, capital, value added, sales, use, ad valorem (real and personal), property (real and personal) and taxes, fees, levies, imposts, charges or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to tax and interest thereon, howsoever imposed, by any Governmental Authority or other taxing authority in the United States or by any foreign government, foreign governmental subdivision or other foreign or international taxing authority;

“Tax Services Agreement” has the meaning given to that term under the Servicing Agreement;

“Term” has the meaning given to that term under Section 2.7 (Term) of this Agreement;

“Transaction” means, collectively, the transactions contemplated by the Transaction Documents;

“Transaction Documents” has the meaning given to that term under the Servicing Agreement;

“Transfer Agreements” means the First Step Transfer Agreement and the Second Step Transfer Agreement;

“Type” means, with respect to a Device, the make, model, memory and color of such Device;

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation), as in effect from time to time in any applicable jurisdiction;

“Unpaid Balance” means, with respect to any Customer Lease at any time, all remaining Customer Receivables payable by a Customer under such Customer Lease at and after such time;

“Upgrade Date” means the date of a Customer Upgrade;

“Upgrade Dilution” means, in connection with each Upgrade Exchange, the sum of (a) if the Upgraded Customer Lease subject to such Upgrade Exchange provides for a lower Customer Receivable or fewer Customer Receivable payment dates than the related Exchanged Customer Lease, in each case, factoring in any down payment in respect of such Upgraded Customer Lease paid into the MLS Collection Account (Tranche 2), an amount equal to the difference between the amount payable by the Customer under the Exchanged Customer Lease and the amount payable by the Customer under the Upgraded Customer Lease for the period between the Upgrade Date and the Device Lease Expiration Date of the Device Lease for the Upgraded Device and (b) if the Fixed Price as of the Expected Sales Date of the Exchanged Device subject to such Upgrade Exchange exceeds the expected fair market value of the related Upgraded Device as of such Expected Sales Date as determined by Brightstar in accordance with its customary valuation procedures on or promptly following the Upgrade Date, an amount equal to such excess;
“Upgrade Dilution Payment Date” has the meaning given to that term under Section 2.13(b)(i);

“Upgrade Exchange” means, with respect to a Device Lease, an exchange of the Device subject to such Device Lease with an Upgraded Device pursuant to Section 2.13(b);
“Upgrade Exchange Option Transfer Date” has the meaning given to that term in the Second Step Transfer Agreement;

“Upgrade Holding Period” means, for any Exchanged Device, the period from the relevant Upgrade Date for such Exchanged Device to the Upgrade Exchange Option Transfer Date for such Exchanged Device;

“Upgrade Policy” has the meaning given to that term in the Servicing Agreement;

“Upgrade Reserve Account (Tranche 2)” means the account at Bank of America (4427295795) in the name of the Lessee Representative subject to an Account Control Agreement;

“Upgrade Termination Option” has the meaning given to that term under Section 2.13(b)(ii);
“Upgrade Termination Option Payment” means, in respect of an Upgrade Exchange, an amount equal to (a) the sum of (i) all previously accrued and unpaid Rental Payments with respect to the relevant Exchanged Device due and owing as of the relevant Upgrade Date, if any, plus (ii) the Rental Payments that would have accrued during the remainder of the Scheduled Customer Lease Term for such Exchanged Device, if any, plus (iii) if the relevant Customer returns such Exchanged Device not satisfying the Device Return Condition or does not return such Exchanged Device, the Device Residual Value as of the Expected Sales Date for such Exchanged Device, minus (b) any Customer Receivables (including any down payments) transferred to the MLS Collection Account (Tranche 2) on account of the relevant Upgraded Device attributable to any period after the relevant Upgrade Date;
“Upgraded Customer Lease” means a Customer Lease with respect to an Upgraded Device;

“Upgraded Device” means the Device leased by a Customer pursuant to a Customer Lease entered into in connection with a Customer Upgrade;

“Voting Securities” means, with respect to any Person, the stock or other ownership or equity interests, of whatever class or classes, the holders of which ordinarily have the power to vote for the election of the members of the board of directors, managers, trustees or other voting members of the governing body of such Person (other than stock or other ownership or equity interests having such power only by reason of the happening of a contingency); and

“Waterfall” has the meaning given to that term under the Servicing Agreement.
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